UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

BANNER CORPORATION

(Name of registrant as specified in its charter)

N/A

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022

Proxy Statement

Dear

Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation, which will be held on Wednesday, May 18, 2022, at 10:00 a.m., Pacific Time. Due to continuing concerns regarding the novel coronavirus (COVID-19) pandemic and to protect the safety and well-being of our shareholders, directors and employees, our 2022 annual meeting of shareholders will be a virtual meeting conducted solely online via live webcast. There is no physical location for the annual meeting. The online meeting format will facilitate remote shareholder attendance and participation, including the ability to vote your shares electronically and submit questions during the meeting.

You can attend the meeting by visiting www.meetnow.global/M5JH2R5. To participate in the annual meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to follow the instructions that accompanied their proxy materials.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be available to respond to shareholder questions. We intend to answer questions pertinent to our business during a question and answer period following the formal meeting of shareholders.

It is important that your shares are represented at the meeting, whether or not you attend the meeting virtually and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly. You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card. If you attend the virtual meeting, you may vote your shares at that time even if you have previously submitted your proxy.

We hope you can attend the virtual meeting.

Sincerely,

Mark J. Grescovich

President and Chief Executive Officer

April 7, 2022

Notice of Annual Meeting of Shareholders

Date Wednesday, May 18, 2022	Time 10:00 a.m., Pacific Time	Record Date March 10, 2022

Location

Online at www.meetnow.global/M5JH2R5

Important notice regarding the availability of proxy materials for the annual meeting of shareholders

Our Proxy Statement, proxy card and 2021 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.

Items of Business

Proposal 1.	Election of three directors to each serve for a three-year term and two directors to each serve for a one-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for 2022.

Proposal 4.	Amendment of Articles of Incorporation to eliminate staggered terms for directors.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

Your Vote is Important

To ensure your shares are represented at the meeting, please vote via the Internet or telephone, or sign, date and mail the enclosed proxy card which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the virtual annual meeting. Regardless of the number of shares you own, your vote is very important. Please act today.

Due to continuing concerns regarding the novel coronavirus (COVID-19) pandemic and to protect the safety and well-being of our shareholders, directors and employees, our 2022 annual meeting of shareholders will be a virtual meeting conducted solely online via live webcast. There is no physical location for the annual meeting. The online meeting format will facilitate remote shareholder attendance and participation, including the ability to vote your shares electronically and submit questions during the meeting. To participate in the annual meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to follow the instructions that accompanied their proxy materials. Beneficial owners of shares held in street name must register in advance with Computershare no later than 5:00 p.m., Eastern Time, on May 13, 2022. (Late submissions will be processed to the extent feasible, but registration cannot be guaranteed in time for participation in the meeting.) To request registration, forward the proxy-granting email from your broker or email an image of your legal proxy to legalproxy@computershare.com, with a subject line of “Legal Proxy,” or mail your request to Computershare, Banner Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Computershare will confirm your registration by email and provide you with a unique control number necessary to participate fully in the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

SHERREY LUETJEN

Secretary, Banner Corporation

Walla Walla, Washington

April 7, 2022

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum. You may vote via the Internet or by telephone. Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience. No postage is necessary if mailed in the United States.

Table

of Contents

Information about the Annual Meeting

PROXY STATEMENT

OF

BANNER CORPORATION

10 S. FIRST AVENUE

WALLA WALLA, WASHINGTON 99362

(509) 527-3636

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2022 annual meeting of shareholders. We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about April 7, 2022.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiary, Banner Bank (collectively, the “Corporation”). Banner Corporation may also be referred to as “Banner” and Banner Bank may also be referred to as the “Bank.” References to “we,” “us” and “our” refer to Banner and, as the context requires, the Bank.

Information about the Annual Meeting

Date Wednesday, May 18, 2022	Time 10:00 a.m., Pacific Time	Record Date March 10, 2022

Location

Online at www.meetnow.global/M5JH2R5

Important notice regarding the availability of proxy materials for the annual meeting of shareholders

Our Proxy Statement, proxy card and 2021 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal  1. Election of three directors to each serve for a three-year term and two directors to each serve for a one-year term.

Proposal  2. Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal  3. Ratification of the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for 2022.

Proposal  4. Amendment of Articles of Incorporation to eliminate staggered terms for directors.

We also will transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

How to Vote: To ensure that your shares are represented at the meeting, please take the time to submit your vote in one of the following ways:
Internet Go to www.investorvote.com/BANR or scan the QR code on your proxy card
Telephone Call 1 (800) 652-VOTE (8683) within the USA, US territories and Canada
Mail Sign, date and mail the enclosed proxy card

BANNER CORPORATION 2022 PROXY STATEMENT	1

Information about the Annual Meeting    |    Annual Meeting Frequently Asked Questions

Annual Meeting Frequently Asked Questions

Q.	Who is Entitled to Vote?

A.

We have fixed the close of business on March 10, 2022 as the record date for shareholders entitled to notice of and to vote at our annual meeting. You are entitled to one vote for each share of Banner common stock you own, unless you acquired more than 10% of Banner’s outstanding common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Banner’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 10, 2022, there were 34,265,460 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

Q.	How Do I Vote at the Annual Meeting?

A.

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. You are a shareholder of record if your shares of Banner common stock are held in your name. The response to this question provides voting instructions only for shareholders of record. If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question and response.

Shares of Banner common stock can only be voted if the shareholder is present virtually or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the virtual annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card. Instructions for voting are found on the proxy card. Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, FOR ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2022 and FOR amendment of the Articles of Incorporation to declassify the Board of Directors. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

2	BANNER CORPORATION 2022 PROXY STATEMENT

Information about the Annual Meeting    |    Annual Meeting Frequently Asked Questions

To ensure that your shares are represented at the meeting, please take the time to submit your vote in one of the following ways:

Internet Go to www.investorvote.com/BANR or scan the QR code on your proxy card
Telephone Call 1 (800) 652-VOTE (8683) within the USA, US territories and Canada
Mail Sign, date and mail the enclosed proxy card

Q.	What if My Shares Are Held in Street Name?

A.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to the rules governing brokers. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposals to elect directors and amend the Articles of Incorporation, as well as the advisory vote on executive compensation, are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted with respect to these proposals.

If your shares are held in street name and you would like to fully participate in the annual meeting, you must register in advance. You may participate as a “Guest” without having a unique control number, but you will not have the option to vote your shares or ask questions at the virtual meeting. To fully participate in the meeting as a “Shareholder,” you must obtain a unique control number by registering in advance with Computershare and submitting proof of your proxy power (legal proxy) reflecting your Banner holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 13, 2022. (Late submissions will be processed to the extent feasible, but registration cannot be guaranteed in time for your participation in the meeting.) Requests for registration should be submitted as follows:

By email: Forward the proxy-granting email from your broker, or email an image of your legal proxy, to legalproxy@computershare.com. The subject line of your email should include “Legal Proxy.”

By mail:

Computershare

Banner Corporation Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

You will receive an email from Computershare confirming your registration and providing you with your unique control number needed to participate in the virtual annual meeting as a “Shareholder”

BANNER CORPORATION 2022 PROXY STATEMENT	3

Information about the Annual Meeting    |    Annual Meeting Frequently Asked Questions

if you register by email or if you provide an email address when registering by mail. If you do not provide an email address when registering by mail, confirmation of your registration and your unique control number will be provided by mail.

Q.	How Many Shares Must Be Present to Hold the Meeting?

A.

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person via the virtual meeting platform or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Q.	What if a Quorum Is Not Present at the Meeting?

A.

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders virtually present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more. An adjournment will have no effect on the business that may be conducted at the meeting.

Q.	Vote Required to Approve Proposal 1: Election of Directors

A.

Banner’s Amended and Restated Bylaws provide for the election of directors by a majority of the votes cast by shareholders in uncontested elections. Accordingly, in an uncontested election, the number of shares voted “for” a director nominee must exceed the number of shares voted “against” the nominee, in order for that nominee to be elected. The following are not considered votes cast: (1) a share whose ballot is marked as abstain; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction. The term of any director who was a director at the time of the election but who does not receive a majority of votes cast in an election held under the majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director’s resignation is effective.

Banner’s Amended and Restated Bylaws provide that an election is considered a contested election if there are shareholder nominees for director pursuant to the advance notice provision, and who are not withdrawn by the advance notice deadline set forth in Banner’s Articles of Incorporation. If the Board determines there is a contested election, the election of directors will be held under a plurality standard. Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or against each nominee, or shareholders may abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the election. Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Q.	Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

A.	The advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast, in

4	BANNER CORPORATION 2022 PROXY STATEMENT

Information about the Annual Meeting    |    Annual Meeting Frequently Asked Questions

person via the virtual meeting platform or by proxy, at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Q.	Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

A.

Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast, in person via the virtual meeting platform or by proxy, at the annual meeting. Abstentions will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent registered public accounting firm.

Q.	Vote Required to Approve Proposal 4: Amendment of Articles of Incorporation to Eliminate Staggered Terms for Directors

A.

The proposal to amend the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of directors will require the affirmative vote of a majority of the votes entitled to be cast at the annual meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR amendment of the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of directors.

Q.	May I Revoke My Proxy?

A.	You may revoke your proxy before it is voted by:

•	Submitting a new proxy with a later date;

•	Notifying Banner’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	Voting at the virtual annual meeting.

If you plan to attend the virtual annual meeting and vote during the meeting, you must join the meeting as a “Shareholder.” If you are a shareholder of record, you will need the control number on your proxy card. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, you will need to register in advance with Computershare by following the instructions in the question above titled, “What if My Shares Are Held in Street Name?”

Q.	May I Ask A Question During the Virtual Meeting?

A.

Yes. There will be a question and answer session following the formal portion of the meeting, during which we will answer questions pertinent to our business as time allows. Questions of a similar nature may be grouped together and answered once to avoid repetition. The virtual meeting platform will allow shareholders to ask questions. To ask a question during the meeting, registered shareholders will need the control number included on their proxy card and all other shareholders will need to register in advance to obtain a unique control number as described in the Notice of Annual Meeting of Shareholders and in the question above titled, “What if My Shares Are Held in Street Name?”

BANNER CORPORATION 2022 PROXY STATEMENT	5

Information about the Annual Meeting    |    Annual Meeting Frequently Asked Questions

Q:	What if I Have Trouble Accessing the Annual Meeting Virtually?

A:

The virtual meeting platform is fully supported across Microsoft Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. If you need further assistance, you may call 1-888-724-2416 (US) or 1-781-575-2748 (outside the US).

6	BANNER CORPORATION 2022 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 10, 2022, the voting record date, information regarding share ownership of:

•

Those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock, other than directors and executive officers;

•	Each director and director nominee of Banner;

•	Each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	All directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the U.S. Securities and Exchange Commission (“SEC”), and provide copies to us, reports disclosing their ownership under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if that person has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, restricted share units that will vest within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of the voting record date, there were 34,265,460 shares of Banner common stock outstanding.

BANNER CORPORATION 2022 PROXY STATEMENT	7

Security Ownership of Certain Beneficial Owners and Management

Name	Number of Shares Beneficially Owned (1)		Percent of Voting Shares Outstanding (%)

Beneficial Owners of More Than 5%
BlackRock, Inc.	4,972,759	(2)	14.51
The Vanguard Group	3,782,997	(3)	11.04
Dimensional Fund Advisors LP	2,280,961	(4)	6.66

Directors
Ellen R.M. Boyer	1,084		*
Connie R. Collingsworth	8,059	(5)	*
Margot J. Copeland	—		*
Roberto R. Herencia	6,828		*
David A. Klaue	117,353		*
John R. Layman	26,051	(6)	*
David I. Matson	4,182		*
Brent A. Orrico	47,956	(7)	*
John Pedersen	1,084		*
Kevin F. Riordan	5,284	(8)	*
Merline Saintil	5,067		*
Terry Schwakopf	4,416		*
Paul J. Walsh	—		*

Named Executive Officers
Mark J. Grescovich**	120,404		*
Peter J. Conner	24,084		*
Cynthia D. Purcell	13,551		*
M. Kirk Quillin	15,584		*
James P. G. McLean	9,183		*
Judith A. Steiner	8,294		*

All Executive Officers and Directors as a Group (29 persons)	501,798		1.46

*	Less than 1% of shares outstanding.
**	Also a director of Banner.
(1)

Shares of restricted stock granted under the 2014 Omnibus Incentive Plan, as to which holders have voting but not investment power, are included as follows: Mr. Herencia, 1,174 shares and Mr. Riordan, 1,065 shares. Also includes the following number of restricted share units granted under the 2014 Omnibus Incentive Plan and the 2018 Omnibus Incentive Plan and vesting within 60 days of the voting record date: Ms. Boyer and Mr. Pedersen, 1,084 each; Ms. Collingsworth, 1,035; Mr. Klaue, Mr. Layman, Mr. Matson and Ms. Saintil, 936 each; Mr. Orrico, 1,391; Mr. Riordan, 49; Ms. Schwakopf, 1,050; Mr. Grescovich, 9,475; Mr. Conner, 3,564; Ms. Purcell, 3,224; Mr. Quillin, 1,710; and Mr. McLean, 1,587; and all executive officers and directors as a group, 39,647.

(2)

Based on a Schedule 13G/A dated January 27, 2022, which reports sole voting power over 4,879,881 shares and sole dispositive power over 4,972,759 shares. According to this filing the interest of iShares Core S&P Small-Cap ETF is more than 5% of Banner’s total outstanding stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

Based on a Schedule 13G/A dated February 9, 2022, which reports shared voting power over 30,872 shares, sole dispositive power over 3,721,370 shares and shared dispositive power over 61,627 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Based on a Schedule 13G/A dated February 8, 2022, which reports sole voting power over 2,236,260 shares and sole dispositive power over 2,280,961 shares. The address for Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

8	BANNER CORPORATION 2022 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

(5)	Includes 100 shares held jointly with her husband.
(6)	Includes 9,414 shares that have been pledged.
(7)	Includes 1,212 shares owned by companies controlled by Mr. Orrico, 2,453 shares owned by trusts directed by Mr. Orrico and 3,206 shares held jointly with his children.
(8)	Includes 885 restricted stock units that vest upon retirement from the Board.

BANNER CORPORATION 2022 PROXY STATEMENT	9

Proposal 1 – Election of Directors

Proposal 1 – Election of Directors

Banner’s Board of Directors currently consists of 14 members and is divided into three classes. Directors David I. Matson and Brent A. Orrico will retire, and Director Merline Saintil will resign, effective as of the adjournment of the 2022 annual meeting of shareholders, at which time the Board will reduce its size to 11 members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The table below sets forth information regarding each continuing director of Banner and each nominee for director. The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors. Each of our nominees currently serves as a Banner director and has consented to being named in this Proxy Statement and has agreed to serve if elected. To bolster the Board’s collective skills, the Board appointed Margot J. Copeland and Paul J. Walsh as directors at its February 2022 meeting and each has been nominated for election by shareholders.

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Ellen R.M. Boyer, Connie R. Collingsworth and John Pedersen, each for a three-year term, and FOR the election of Margot J. Copeland and Paul J. Walsh, each for a one-year term.

Name	Age as of December 31, 2021	Year First Elected or Appointed Director	Term to Expire
Board Nominees
Ellen R.M. Boyer	61	2021	2025	(1)
Connie R. Collingsworth	63	2013	2025	(1)
John Pedersen	64	2021	2025	(1)
Margot J. Copeland	70	2022	2023	(1)
Paul J. Walsh	53	2022	2023	(1)

Directors Continuing in Office
Mark J. Grescovich	57	2010	2023
David A. Klaue	68	2007	2023
Roberto R. Herencia	62	2016	2024
John R. Layman	63	2007	2024
Kevin F. Riordan	65	2018	2024
Terry Schwakopf	70	2018	2024
(1)	Assuming election or re-election.

Information Regarding Nominees for Election. Set forth below is the present principal occupation and other business experience during at least the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

10	BANNER CORPORATION 2022 PROXY STATEMENT

Proposal 1 – Election of Directors

Ellen R.M. Boyer

Director Since: 2021	Committees:
• Audit • Compensation and Human Capital

Key Qualifications:

• Audit experience; qualifies as an audit committee financial expert

• Certified Public Accountant (Active)

• Experienced chief financial officer and chief operating officer

• Acquisition and strategic planning expertise

Ellen R.M. Boyer is Chief Financial Officer of Logic20/20, a business and technology consulting firm headquartered in Seattle, Washington. Ms. Boyer has over 30 years of finance and operational experience in a variety of industries, including technology, financial services and healthcare. Prior to joining Logic20/20 in 2014, Ms. Boyer held chief financial officer and/or chief operating officer roles at several companies in the Seattle area beginning in 1997. Ms. Boyer was previously an Audit Senior Manager at PriceWaterhouseCoopers, where she worked for 12 years. Ms. Boyer has extensive experience in strategic planning, mergers and acquisitions, governance matters, organizational effectiveness, and audit and financial matters. Ms. Boyer graduated from Oregon State University with degrees in Accounting and Spanish and minors in Computer Science and Latin American Affairs. She maintains an active Certified Professional Accountant license. Ms. Boyer is active in her community and has served on several for-profit and not-for-profit boards, including Umpqua Holdings Corporation (Nasdaq: UMPQ) from 2014 through 2016 and Sterling Financial Corporation (now Umpqua) from 2007 through 2014. Ms. Boyer qualifies as an audit committee financial expert. This qualification, together with her deep financial expertise and strategic planning experience supported her nomination to the Board.

Connie R. Collingsworth

Director Since: 2013	Committees:
	• Compensation and Human Capital • Corporate Governance/Nominating (Chair)	• Executive

Key Qualifications:

• Risk management expertise

• Acquisition, business expansion and complex investment experience

• Organizational effectiveness and corporate governance best practices leadership

• Unique insights regarding environmental, social and governance (ESG) issues; diversity, equity and inclusion; and corporate social responsibility

Connie R. Collingsworth serves as the Chief Operating Officer of the Bill & Melinda Gates Foundation in Seattle, Washington, where she manages the Foundation’s legal, information technology, human resources, security and other business operations units, and provides leadership in the areas of risk management, compliance and corporate governance. Since 2007, she has served on the Foundation’s Executive Leadership Team, which is responsible for the development and execution of Foundation-wide strategy and policy. Prior to joining the Foundation in 2002, Ms. Collingsworth was a partner of Preston Gates & Ellis, now K&L Gates, a leading Northwest law firm based in Seattle, where she served as lead attorney for a broad range of commercial transactions, mergers and acquisitions, and private equity financings. Ms. Collingsworth also serves on the Board of Directors of Premera Blue Cross, one

BANNER CORPORATION 2022 PROXY STATEMENT	11

Proposal 1 – Election of Directors

of the largest health plan providers in the Pacific Northwest. She previously served on the Board of Directors of Women’s World Banking, a global non-profit devoted to giving low-income women access to the financial tools and resources essential to their security and prosperity. Ms. Collingsworth was honored as one of WomenInc. magazine’s 2019 Most Influential Corporate Directors.

John Pedersen

Director Since: 2021	Committees:
• Credit Risk • Risk

Key Qualifications:

• Extensive bank leadership experience, including as a chief risk officer

• Deep expertise in risk management

• Acquisition and strategic planning expertise

• Corporate governance best practices and organizational effectiveness expertise

John Pedersen was with City National Bank of Los Angeles, California from 2004, serving as Executive Vice President and Chief Risk Officer from 2006 until his retirement in 2019. He has over three decades of progressive commercial banking credit and risk management responsibilities and significant expertise in establishing and managing risk management functions within a regional bank setting. Mr. Pedersen is skilled in strategic planning, including turn-around and growth strategies. He has a thorough understanding of many aspects of banking, including retail, small business, commercial real estate, dealer banking, consumer lending, mortgage banking and middle market lending. Mr. Pedersen began his career in government and held staff and leadership positions with the Office of the Comptroller of the Currency and the Office of Thrift Supervision. After government service, Mr. Pedersen managed a wide range of risk management activities for several financial institutions, including First Interstate Bancorp, KeyCorp, Wachovia and Bank of the West. Active in the community, Mr. Pedersen is involved with various philanthropic organizations that facilitate the micro-financing of small business entrepreneurs domestically and abroad. Mr. Pedersen earned a Bachelor of Business Administration degree in finance and accounting from the University of Oklahoma. Mr. Pedersen’s deep risk management expertise and broad banking experience supported his nomination to the Board.

Margot J. Copeland

Director Since: 2022	Committees:
• Compensation and Human Capital • Credit Risk

Key Qualifications:

• Extensive banking and executive leadership, philanthropic and community engagement experience

• Corporate responsibility expertise, including in relation to diversity, equity and inclusion

Margot J. Copeland specializes in developing strategies in the areas of workforce development and management, leadership, diversity and inclusion, philanthropy, and community outreach and engagement. Ms. Copeland has over 20 years of experience, with her previous positions being at KeyBank (a subsidiary of KeyCorp (NYSE: KEY)) and its affiliate, KeyBank Foundation, in Cleveland, Ohio. At KeyBank, she was Executive Vice President and Director Corporate Philanthropy and Community Engagement from 2001 through 2019. During the same period, she served as Board Chair and Chief Executive Officer for KeyBank Foundation. As a corporate officer and leader of corporate philanthropy and civic engagement, Ms. Copeland was a member of KeyBank’s Corporate Social Responsibility

12	BANNER CORPORATION 2022 PROXY STATEMENT

Proposal 1 – Election of Directors

Council, which focused on philanthropic investments, corporate citizenship, and regulatory and corporate strategy. She was also a member of the Diversity & Inclusion Council and she served as KeyBank’s Chief Diversity Officer from 2001 through 2013. Prior to joining KeyBank, Ms. Copeland served on the Advisory Board of US Bank (formerly Firstar) from 1998 through 2001. Ms. Copeland received a Master’s degree from The Ohio State University, a Bachelor of Science in Physics from Hampton University, Hampton, Virginia and an Honorary Doctorate of Humane Letters from Cuyahoga Community College, Cleveland, Ohio. With her vast experience in social responsibility and her long-tenured connection to banking, we believe that Ms. Copeland is an excellent addition to the Board of Directors.

Paul J. Walsh

Director Since: 2022	Committees:
• Audit • Risk

Key Qualifications:

• Strong technology, information security, cybersecurity and digital expertise

• Leadership and advisory board experience

Paul J. Walsh is currently Senior Vice President, Head of Digital, Engineering, and IT at Sony Interactive Entertainment (part of Sony Group Corp, NYSE: SONY) in Kirkland, Washington, which he joined in January 2022. He was an Executive-In-Residence with Adobe (NYSE: ADBE) in Kirkland, Washington, from 2021 to 2022. Mr. Walsh served as Senior Vice President and Global Chief Digital Officer with Lenovo (OTCM: LNVGF) in Kirkland, Washington, from 2018 to 2020. Prior to Lenovo, Mr. Walsh served as Senior Vice President, Platform Strategy & Innovation for Visa Inc. (NYSE: V) in Kirkland, Washington, from 2016 to 2018. Mr. Walsh previously served as the Global Chief Information Officer at Dell (NYSE: DELL) in Austin, Texas, from 2013 through 2015. Mr. Walsh is also an experienced advisory board member. Mr. Walsh received a Bachelor of Science, BSc Computer Science at Griffith College, Dublin, Ireland. He is a technology leader with more than 25 years of experience in both scale and scope with some of the most respected brands in the industry. With his advisory board experience and technical background, we believe Mr. Walsh is an important addition to the Board of Directors.

Information Regarding Incumbent Directors. Set forth below is the present principal occupation and other business experience during at least the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner’s Board of Directors.

Roberto R. Herencia

Director Since: 2016	Committees:
	• Compensation and Human Capital (Chair) • Corporate Governance/Nominating	• Credit Risk (Chair) • Executive
Key Qualifications: • Extensive bank leadership experience, including as a director and chief executive officer • Acquisition and strategic planning expertise • Credit and risk management expertise

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Proposal 1 – Election of Directors

Roberto R. Herencia is President and Chief Executive Officer of BXM Holdings, a fund specializing in community bank investments. He is a director and Chairman of the Board of First BanCorp. (NYSE: FBP) and its subsidiary, FirstBank Puerto Rico, positions he has held since October 2011. He has been an independent director and the Chairman of the Board of Byline Bancorp (NYSE: BY) and its subsidiary bank, Byline Bank, since June 2013, and effective February 12, 2021 assumed the role of Chief Executive Officer of Byline Bancorp. Between 2009 and 2010, Mr. Herencia was President and Chief Executive Officer of Midwest Banc Holdings, Inc. and its subsidiary, Midwest Bank and Trust. Prior to that, he spent 17 years with Popular Inc. as its Executive Vice President and as President of Popular Inc.’s subsidiary, Banco Popular North America. Prior to joining Popular, Mr. Herencia spent 10 years with The First National Bank of Chicago (now J.P. Morgan Chase) in a variety of roles, including Deputy Senior Credit Officer and Head of the Emerging Markets Division. Mr. Herencia previously served on the US International Development Finance Corporation’s Board of Directors, to which he was appointed by President Obama in 2011. He graduated magna cum laude and received his Bachelor of Science in Business Administration degree in finance from Georgetown University and his Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

John R. Layman

Director Since: 2007	Committees:
• Audit • Risk

Key Qualifications:

• Extensive legal experience, including in mergers and acquisitions and complex litigation matters

• Bank leadership and operational experience

• Risk management expertise

• Strategic planning experience

John R. Layman served as Co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is Managing Partner of Layman Law Firm, PLLP, with which he has been associated since 1983. His areas of practice include real estate development, commercial litigation, personal injury and product liability. He also has experience in securities litigation, fiduciary obligations, corporate governance and compliance and reporting requirements.

Kevin F. Riordan

Director Since: 2018	Committees:
	• Audit (Chair) • Compensation and Human Capital	• Credit Risk • Executive

Key Qualifications:

• Audit experience; qualifies as an audit committee financial expert

• Risk management expertise

• Corporate governance best practices and organizational effectiveness expertise

Kevin F. Riordan retired as a Banking & Capital Markets audit and client service Partner of PricewaterhouseCoopers LLP (PwC), a global professional services firm, in June 2014, having served in that capacity since 2000. Prior to joining PwC in 1994, Mr. Riordan served various banking and securities trading companies as both an independent auditor and senior financial/accounting executive.

14	BANNER CORPORATION 2022 PROXY STATEMENT

Proposal 1 – Election of Directors

During his career at PwC, Mr. Riordan gained significant experience working with the boards and audit committees of publicly traded banking and lending institutions while managing major client relationships across multiple markets. In those roles, Mr. Riordan developed expertise in complex accounting, auditing and financial reporting matters. Mr. Riordan has been a Certified Public Accountant since 1983. His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.

Terry Schwakopf

Director Since: 2018	Committees:
	• Corporate Governance/Nominating • Executive	• Risk (Chair)
Key Qualifications: • Extensive bank regulatory supervision experience

• Banking and fintech expertise

• Risk management expertise

Terry Schwakopf is an Independent Senior Advisor to the banking practice of Deloitte & Touche, LLP. Prior to joining Deloitte in 2007, Ms. Schwakopf was Executive Vice President of the Federal Reserve Bank of San Francisco with overall responsibility for banking supervision. In that capacity, she oversaw the supervision of state member banks and bank and financial holding companies in the nine western states that comprise the San Francisco District. During her 23-year career with the Federal Reserve, she had a number of other responsibilities, including oversight of community affairs, public information, the corporate secretary’s function and communications. Before joining the Federal Reserve, she held positions in both the commercial banking and savings and loan industries and worked as a consultant to community banks. Ms. Schwakopf is a member of the advisory board of Blockchain Capital, a venture capital fund. She was on the Board of United Way of the Bay Area, and is actively involved in a number of international organizations and civic groups. Ms. Schwakopf previously served on the Boards of Directors of Bridge Bank and Bridge Capital Holdings, Nara Bank and Nara Bancorporation, and Rabobank, NA. She was a member of the accreditation cadre for the Conference of State Bank Supervisors and a board advisor for Solar Mosaic, a crowdfunding site for solar energy financing. Ms. Schwakopf was honored as one of WomenInc. magazine’s 2019 Most Influential Corporate Directors.

Mark J. Grescovich
President and CEO
Director Since: 2010	Committees:
	• Credit Risk • Executive	• Risk

Key Qualifications:

• Extensive bank leadership experience

• Acquisition and strategic planning expertise

• Credit and risk management expertise

Mark J. Grescovich is President and Chief Executive Officer, and a director, of Banner Corporation and Banner Bank. Mr. Grescovich joined Banner Bank in April 2010 and became Chief Executive Officer in August 2010 following an extensive banking career specializing in finance, credit administration and risk

BANNER CORPORATION 2022 PROXY STATEMENT	15

Proposal 1 – Election of Directors

management. Under his leadership, Banner has grown from $4.7 billion in assets in 2010 to more than $16 billion today through organic growth as well as selective acquisition. During that time, Mr. Grescovich has guided the expansion of Banner’s footprint to over 150 locations in four states. Prior to joining Banner, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A. He assumed responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer. Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio, and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio. He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.

David A. Klaue

Director Since: 2007	Committees:
• Audit • Corporate Governance/Nominating

Key Qualifications:

• Bank leadership experience

• Acquisition, business expansion and strategic planning expertise

• Extensive business operational experience

• Organizational effectiveness expertise

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana, and of Park Ranch Land & Cattle Co., a cow/calf feeder and hay producer; he is also the Manager of EmpireAir, LLC, an air transportation company, and of Empire Investments, LLC, a real estate investment company. Mr. Klaue has been affiliated with these companies for more than 35 years. Additionally, he is a managing member in various other real estate investment, equipment and sales companies. Mr. Klaue’s career has afforded him expertise in banking, business, agricultural and real estate management.

Director Nomination Process. The Corporate Governance/Nominating Committee oversees the director nomination process. The Committee may consider both incumbent and new director nominees to nominate for election at each annual meeting of shareholders. The Committee also may recommend that the Board appoint new directors to serve until the next annual meeting of shareholders and then stand for election by shareholders. Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.

In its deliberations for selecting candidates for nominees as director, the Committee seeks individuals of integrity, with a proven record of professional accomplishments and/or civic leadership, sound business judgment and practical wisdom, risk oversight skills, an ability to represent a broad spectrum of interests, an ability to work collaboratively with other directors and our executives, an inquiring and independent mind, who can function well as discussion leaders and consensus builders. The Committee also considers diversity characteristics (see “Board Diversity” below), the candidate’s knowledge of the banking business and whether the candidate would provide for adequate representation of our market area. Any nominee for director recommended by the Committee must be highly qualified in some or all of these areas.

16	BANNER CORPORATION 2022 PROXY STATEMENT

Proposal 1 – Election of Directors

In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates. The Committee has also used an executive search and leadership consulting firm and other professional sources for qualified nominees, especially with respect to candidates with unique skill sets, such as a qualified financial expert. The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director. The Committee will consider director candidates recommended by our shareholders. If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Board Diversity. Included among the attributes considered by the Corporate Governance/Nominating Committee in recommending director nominees is diversity by gender, race, ethnicity, national origin and/or age. Our Board believes that diversity, including differences in backgrounds, qualifications and personal characteristics, is important to the effectiveness of the Board’s oversight of Banner. The table below illustrates self-reported diversity characteristics for the individuals currently serving on our Board of Directors.

Board Diversity Matrix (As of March 10, 2022)
Board Size:
Total Number of Directors	14

Gender:	Male	Female	Non-Binary	Gender Undisclosed
	9	5	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	2	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	8	3	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Undisclosed	—

BANNER CORPORATION 2022 PROXY STATEMENT	17

Proposal 1 – Election of Directors

Of our 14 current directors, 7 identify as having at least one diversity characteristic (i.e., female, non-binary, LGBTQ+ and/or race or ethnicity other than white).

Gender Diversity	Ethnic Diversity	Overall Diversity
36%	29%	50%
5 of 14 directors	4 of 14 directors	7 of 14 directors have at least one diversity characteristic

18	BANNER CORPORATION 2022 PROXY STATEMENT

Corporate Governance    |    Board of Directors

Corporate Governance

Our Board is committed to maintaining an effective corporate governance framework. Strong governance practices support long-term, sustainable value creation for our shareholders and provide a foundation for effective Board oversight. In January 2018, the Board of Directors adopted comprehensive corporate governance guidelines as a framework to assist the Board in fulfilling its responsibilities to shareholders. The guidelines, as amended from time to time, are available on our website at www.bannerbank.com and cover a wide range of topics including: Board composition; selection, tenure, evaluation and retirement of Board members; Board leadership; and director responsibilities. The Board’s Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and Nasdaq rules regarding corporate governance. The Committee evaluates and improves our corporate governance principles and policies from time to time, as deemed appropriate. Our governance framework is discussed in detail below.

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees. During the year ended December 31, 2021, the Board of Directors held 14 meetings. Each director attended more than 80% of the total meetings of the Board and committees on which that director served during this period.

Leadership Structure

The positions of Board Chair and of President and Chief Executive Officer are held separately by two individuals. This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank. The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management. It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chair leads the Board.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation and Human Capital, Corporate Governance/Nominating, Credit Risk, and Risk Committees. The Board has adopted written charters for each committee other than the Executive Committee. These charters are available on our website at https://investor.bannerbank.com/investor-relations/. Our directors’ current membership on these committees is reflected below.

BANNER CORPORATION 2022 PROXY STATEMENT	19

Corporate Governance    |    Committees and Committee Charters

Executive Committee. The Executive Committee acts for the Board of Directors when formal Board action is required between regular meetings. The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries. The Executive Committee met three times during the year ended December 31, 2021.

Audit Committee. The Audit Committee oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system. It also has the sole authority to appoint or replace our independent registered public accounting firm (“Independent Auditor”) and oversees the activities of our internal audit functions. The Audit Committee also assists the Board in fulfilling its oversight responsibilities relating to the quality and integrity of financial reports and other financial information provided by the Corporation and the Corporation’s systems of internal accounting and financial controls; the oversight and periodic evaluation of the Independent Auditor’s qualifications, independence and performance; the annual performance review and compensation of the Chief Audit Executive; the compliance by the Corporation with legal and regulatory requirements, including disclosure, controls and procedures with respect to financial reporting matters; and the oversight and review of external reporting and internal controls related to environmental, social and governance (ESG) activities.

The Corporation’s Independent Auditor routinely attends Audit Committee meetings and the Audit Committee regularly meets in executive session with the Corporation’s Independent Auditor. The Audit Committee also routinely meets in executive session with the Corporation’s Chief Audit Executive.

The Audit Committee believes it has fulfilled its responsibilities under its charter. The Committee met 14 times during the year ended December 31, 2021. Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on The Nasdaq Stock Market (“Nasdaq”). In addition, the Board of Directors has determined that Committee members Boyer, Matson and Riordan meet the definition of “audit committee financial expert,” as defined by the SEC.

20	BANNER CORPORATION 2022 PROXY STATEMENT

Corporate Governance    |    Committees and Committee Charters

Compensation and Human Capital Committee. The Compensation and Human Capital Committee sets compensation policies and levels for directors and executive officers and oversees all of our salary and incentive compensation programs. The Committee seeks to ensure that our compensation programs appropriately balance risk and reward. The Committee considers a wide variety of human capital management matters, including talent management and succession planning, diversity and inclusion initiatives and results, and pay equity reviews and results. The Committee also oversees environmental, social and governance (ESG) matters related to human capital resource management in coordination with the Corporate Governance/Nominating Committee.

The Committee believes it has fulfilled its responsibilities under its charter. The Compensation and Human Capital Committee met eight times during the year ended December 31, 2021. Each member of the Compensation and Human Capital Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq. In addition, each member of the Committee also qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and to make its associated recommendations to the full Board, which then votes on Mr. Grescovich’s compensation. Mr. Grescovich makes recommendations to the Committee regarding the compensation of all other executive officers. The Committee considers Mr. Grescovich’s recommendations and makes a recommendation to the full Board, which then votes on executive compensation.

Additional discussion regarding the Committee’s significant activities for fiscal year 2021 can be found in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner. The Committee oversees the Board’s annual review of Board performance and reviews and recommends to the Board corporate governance guidelines. Additionally, the Committee reviews the Corporation’s environmental, social and governance (ESG) framework and initiatives and reviews policies and programs that relate to matters of corporate social responsibility. The Committee is also responsible for succession planning for the Board of Directors, including identifying needed skills and backgrounds, developing a list of nominees for board vacancies and selecting nominees for directors. The Committee also oversees our directors’ continuing education and ongoing training.

The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter. Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq. The Committee met eight times during the year ended December 31, 2021.

Credit Risk Committee. The Credit Risk Committee was established in September 2020 and provides oversight of Banner’s credit risk structure and the processes established to identify, understand, measure, monitor and manage Banner’s credit risks. The Committee serves as the primary point of contact between the Board and the management-level committees dealing with credit risk management. The Committee is intended to enhance the Board’s oversight and understanding of credit risk management activities and the effectiveness thereof. Additional detail is provided below in “Board Involvement in the Risk Management Process.” The Credit Risk Committee met 11 times during the year ended December 31, 2021.

BANNER CORPORATION 2022 PROXY STATEMENT	21

Corporate Governance    |    Director Independence

Risk Committee. The Risk Committee provides oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk, and risks associated with the Corporation’s environmental, social and governance (ESG) program. The Committee is responsible for reviewing the Corporation’s progress on ESG risk management initiatives and activities, including climate change risk management relative to any stated ESG program goal. The Committee also reviews management’s strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness. Additional detail is provided below in “Board Involvement in the Risk Management Process.” The Risk Committee met 10 times during the year ended December 31, 2021.

Director Independence

Our common stock is listed on The Nasdaq Global Select Market. In accordance with Nasdaq rules, at least a majority of our directors must be independent directors. The Board has determined that 13 of our 14 directors are independent, as defined by Nasdaq. Ellen R.M. Boyer, Connie R. Collingsworth, Margot J. Copeland, Roberto R. Herencia, David A. Klaue, John R. Layman, David I. Matson, Brent A. Orrico, John Pedersen, Kevin F. Riordan, Merline Saintil, Terry Schwakopf and Paul J. Walsh are independent.

Director Tenure

The Corporate Governance/Nominating Committee seeks to select directors who will contribute to Banner’s corporate goals. The Committee recognizes the importance of Board refreshment as well as the value of Board tenure. As of the record date, March 10, 2022, four of Banner’s 13 non-management directors have served on the Board for less than four years, five have served for four to eight years and four have served for more than eight years.

Director Independence	Non-Management Director Tenure
93%
13 of 14 Directors are Independent

Diversity, Equity and Inclusion

Banner’s Board and management understand the importance of diversity and inclusion, including ensuring that all individuals are compensated equitably for similar work and have an equal opportunity to contribute and advance in the workplace. We are committed to creating a diverse and vibrant workplace that respects individuality, helps every person realize his or her full potential, and includes people with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our clients. Additional details regarding our efforts in this area are included in the “Proposal 1 – Election of Directors – Board Diversity” and “Sustainability, Human Capital, and Social and Environmental Responsibility” sections of this Proxy Statement.

22	BANNER CORPORATION 2022 PROXY STATEMENT

Corporate Governance    |    Board Involvement in the Risk Management Process

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management. Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process. The Board’s leadership structure takes into account its risk oversight function by the conduct of its business through Board meetings and through its committees, in particular the Audit, Corporate Governance/Nominating, Credit Risk and Risk Committees, as well as by the separation of the positions of Board Chair and President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and supervisory communications. Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Bank by periodic briefings from senior management, counsel, auditors or other consultants, and by more formal director education. The Corporate Governance/Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner’s business and risk management functions by:

•	Monitoring the selection, evaluation and retention of competent senior management;

•	Establishing, with senior management, Banner’s strategic business objectives, and adopting operating policies to support these objectives in a legal and sound manner;

•	Monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	Overseeing Banner’s business performance; and

•	Ensuring that the Bank helps to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state laws and regulations as well as regulatory guidelines applicable to the operation of Banner and the Bank.

The Board ensures that all significant risk-taking activities are covered by written policies that are communicated to appropriate employees. Specific policies cover material credit, market, liquidity, operational, legal and reputation risks. The policies are formulated to further Banner’s business plan in a manner consistent with safe and sound practices. The Board requires that all such policies be monitored by senior management to help ensure that they conform with changes in laws and regulations, economic conditions, and Banner’s and the Bank’s circumstances. The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations and to protect Banner against external crimes and internal fraud and abuse.

The Board’s policies also establish mechanisms for providing the Board with the information needed to monitor Banner’s operations. This includes senior management reports to the Board. These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner’s and the Bank’s unique circumstances.

The Board enhanced its involvement in the risk management process in September 2010 by establishing a Risk Committee. The Risk Committee reviews management’s strategies and policies for

BANNER CORPORATION 2022 PROXY STATEMENT	23

Corporate Governance    |    Cybersecurity Risk Management

managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks. The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness. In 2020, when the COVID-19 pandemic triggered significant economic volatility and uncertainty, as well as acute impacts on certain industries, the Board further enhanced its risk management oversight through the establishment of the Credit Risk Committee. The Credit Risk Committee provides oversight regarding Banner’s credit risk structure and the processes established to identify, understand, measure, monitor and manage our credit risks. The establishment of the Credit Risk Committee allows for more focused oversight of credit risks by directors with relevant expertise, while simultaneously enabling the Risk Committee to devote its attention to other key enterprise risks, including cybersecurity, anti-money laundering, fraud, legal and regulatory risk. The Risk Committee receives regular reports from management in each of these key risk areas.

The Board has also established a mechanism for independent third-party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management. This is accomplished, for example, by the Chief Audit Executive reporting directly to the Audit Committee. In addition, an annual external audit is performed. The Audit Committee reviews the independent registered public accounting firm’s findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations. The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner’s regulators. Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Cybersecurity Risk Management

The Board of Directors oversees our management of information and cybersecurity risks. We manage cybersecurity risks through our Information Security Program and related polices and standards, which are approved by the Board of Directors. The Board’s Risk Committee directly oversees information technology and cybersecurity activities and risks through the review of regular management reporting and discussions with senior management regarding the effectiveness of our Information Security Program. In connection with its review of these risks, the Risk Committee also reviews management’s plans to mitigate risk.

Our Information Security Program is based on each of the key principles:

CYBERSECURITY GOVERNANCE PRINCIPLES

•

Ensure the confidentiality, integrity and availability of Banner data by means of comprehensive security policies, processes and technologies that allow for the proper protection of data and that facilitate secure, robust access

•

Continually maintain a scalable, secure and reliable production environment by means of advanced security processes and technologies to facilitate comprehensive attack identification, analysis and response

•	Design and maintain a secure digital environment to protect and enable Banner’s operations by implementing effective and secure technologies

•	Establish a mutual culture of security by creating a secure environment and a strong alliance with all employees in the practice of information security

•	Engage external expertise as part of the verification and ongoing testing of an effective cybersecurity program

24	BANNER CORPORATION 2022 PROXY STATEMENT

Corporate Governance    |    Code of Ethics and Ethics Officer

Key components of our Information Security Program include:

•	Ensuring employees complete regular information security awareness training;

•	NIST Industry Standards Framework: Identify, Protect, Detect, Respond and Recover, along with alerting and defense-in-depth technology controls;

•	Regular internal and third-party program oversight; and

•	Consistent reviews of third parties who maintain sensitive data.

Our Information Security Program includes a cybersecurity response plan, which is a component of our broader crisis management plan that outlines the approach for our response, management, communication and successful resolution of cyber incidents. The response plan includes reporting procedures for the timely notification of the appropriate federal and state regulators for material incidents when applicable.

Additionally, we routinely partner with cybersecurity firms and penetration testing companies to help test and evaluate our information security environment. The Bank’s regulators also annually review the Bank’s Information Security Program. We use these assessments and reviews to analyze the effectiveness of our Information Security Program and to identify opportunities to enhance our identification and mitigation of related risks.

Code of Ethics and Ethics Officer

Effective July 19, 2018, Banner adopted a Code of Ethics and Business Conduct (“Code of Ethics”), which replaced all similar prior codes. The Code of Ethics is a comprehensive revision and modernization of prior codes, incorporating corporate governance best practices, and is applicable to directors, officers and employees. All employees are required to complete ethics training on an annual basis, and all directors are required to certify annually that they have read and understand the Code of Ethics and agree to abide by its terms. The Code of Ethics is reviewed by our Board of Directors on an annual basis and was reapproved without significant changes on July 28, 2021. The Code of Ethics covers conflicts of interest, insider trading, regulatory and compliance issues, reporting complaints and concerns, and other ethics-related policies and procedures. The Code of Ethics is available on Banner’s website at www.bannerbank.com.

On June 26, 2018, Banner established the position of Ethics Officer, responsible for overall administration of Banner’s ethics program, and for handling particular ethics and conflicts of interest issues. General Counsel Sherrey Luetjen serves as the Corporation’s Ethics Officer. Banner uses EthicsPoint, a third party website and hotline complaint service, and provides information as to the availability of that service on its website and in its internal communications.

Insider Trading Policy

The Board of Directors has also adopted a policy governing trading in Banner’s securities by our directors and officers. This wide-ranging policy covers permissible timing of trades, as well as prohibitions on trades. In particular, the policy prohibits short sales, transaction in publicly-traded options and other types of hedging transactions. The policy also prohibits holding Banner securities in margin accounts or pledging Banner securities for any purpose, with the exception of pledges in effect before the policy was adopted.

BANNER CORPORATION 2022 PROXY STATEMENT	25

Corporate Governance    |    Annual Meeting Attendance by Directors

Annual Meeting Attendance by Directors

We do not have a policy regarding Board member attendance at annual meetings of shareholders. All directors other than Ms. Collingsworth, Mr. Herencia and Mr. Klaue attended last year’s virtual annual meeting of shareholders.

Shareholder Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362. Any communication must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Succession Planning

Succession planning and leadership development are key priorities for Banner’s Board of Directors and management. The Board regularly reviews our talent development activities in support of our business strategy, engaging in meaningful discussion regarding Banner’s development programs, leadership bench and succession plans, with a focus on key positions at the senior executive level and other critical roles. Throughout the year, the Board or its Committees engage in a variety of activities in support of succession planning.

Activity	Succession Planning Impact
Employee engagement and organizational effectiveness review	Informs the directors as to the current state of Banner’s talent base in terms of employee engagement levels and overall organizational effectiveness
Enterprise risk assessment report	Enables Board oversight of risk and related mitigation efforts regarding talent recruitment, development and retention
Talent, succession and engagement update	Provides directors with detailed insight on senior management selection, succession readiness, leadership development, diversity and employee engagement

Related Party Transactions

We have a number of written policies governing transactions with related parties. These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders. As a general rule, transactions with directors and officers and their related interests are prohibited. An exception applies to normal banking relationships.

Our Code of Ethics provides that when an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove

26	BANNER CORPORATION 2022 PROXY STATEMENT

Corporate Governance    |    Stock Ownership Guidelines

and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner. Each year, our directors and executive officers complete a conflict of interest questionnaire to ensure that no actual or potential conflicts of interest are overlooked.

The Bank has followed a policy of granting loans to our employees, officers and directors, which is designed to fully comply with all applicable federal and state regulations. All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank; and (3) did not involve more than the normal risk of collectability or present other unfavorable features when made. Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Bank. Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) must be approved by the Board of Directors at least annually. All loan approval and review procedures are governed by written policies.

Each director and executive officer discloses to us all related interests on an annual basis. Deposit and loan accounts of directors, executive officers and related interests are then coded in our systems so that developments can be tracked. Our Regulation O officer, a compliance specialist, monitors developments monthly and completes and submits to the Board of Directors a quarterly report of Regulation O compliance.

Stock Ownership Guidelines

Banner has had stock ownership guidelines since October 2015. As originally adopted by the Board of Directors, the ownership requirements applied to Banner’s non-employee directors. The Board later expanded the guidelines to also apply to Banner’s executive officers. Directors and executive officers are required to own shares of Banner’s common stock equal to a multiple of the relevant individual’s base salary or annual cash retainer as shown in the table below. In 2021, the Board doubled the multiples applicable to the Chief Executive Officer and Executive Vice Presidents.

Position	Stock Ownership Guideline
Non-employee Director	3X annual cash retainer
Chief Executive Officer	6X base salary
Executive Vice President	2X base salary

Directors and executives are permitted to meet the ownership guidelines over time and are restricted from divesting shares until the requisite ownership level is met. As of March 10, 2022, the record date, 9 of our 13 non-employee directors, and Mr. Grescovich and 8 of the remaining 14 executive officers, exceeded the ownership requirements under the guidelines. The directors and executive officers who do not currently meet the ownership requirements are in the process of fulfilling the applicable requirements over time.

BANNER CORPORATION 2022 PROXY STATEMENT	27

Sustainability, Human Capital, and Social and Environmental Responsibility

Sustainability, Human Capital, and Social and Environmental Responsibility

We believe that operating a sustainable business is a multi-faceted undertaking. We recognize that incorporating sustainable practices into our strategy and operations is essential to creating long-term shareholder value. Our human capital is integral to our long-term success. Accordingly, we invest in our employees and aim to offer competitive compensation and benefits, career development and advancement opportunities, and an equitable and inclusive culture. We also strive to create positive change in the communities we serve, through our day-to-day business activities, longer-term strategic initiatives and charitable support. We know that environmental considerations are critically important and we actively support clients pursuing innovative, environmentally responsible endeavors. These considerations are discussed in greater detail below. Additional information on our corporate governance practices, which we view as another key component of sustainability, is discussed in the preceding section of this Proxy Statement.

Human Capital

At Banner, retaining, developing and attracting talented people is a strategic priority. We seek to offer our employees an engaging work experience that allows for career growth, as well as opportunities for meaningful community involvement. We have developed and continue to enhance a robust and comprehensive company-wide talent management program. The program spans from talent acquisition and selection to performance coaching, career development and retention of our top talent, and ultimately to succession planning.

Our Board and the Compensation and Human Capital Committee, in partnership with the Bank’s executive team including its Chief Human Resources and Diversity Officer, oversee our human capital management strategies, programs and practices. This includes oversight of diversity, equity and inclusion, as well as the establishment, maintenance and administration of appropriately designed compensation programs and plans. Our Board and the Compensation and Human Capital Committee also review our succession planning activities and employee survey results.

Talent Acquisition, Engagement and Development. We maintain a comprehensive approach to successfully recruit, engage and develop our employees. We use talent assessment tools to help identify candidates who will thrive in our culture and be well-suited to a particular opportunity. Anonymous employee surveys help us to gather valuable feedback on key initiatives; we share the results with our employees to help drive employee engagement, and we leverage the results to develop and improve relevant programs. During the COVID-19 pandemic, and particularly in the first year of the pandemic, we shifted our approach to use “pulse surveys” rather than traditional employee engagement surveys. These pulse surveys enabled more frequent engagement with employees and allowed us to focus on discrete areas of employee well-being and other topics of particular interest.

We invest significant resources developing the talent needed to be an employer of choice. We deliver a variety of training opportunities, use leading-edge performance management methodologies and provide frequent performance and development feedback. We believe in a multi-dimensional approach

28	BANNER CORPORATION 2022 PROXY STATEMENT

Sustainability, Human Capital, and Social and Environmental Responsibility

to learning and development, including: experiential learning; social learning through relationships, networks and mentoring; and formal education. We leverage best-in-class industry associations to provide continuing education courses relevant to the banking industry and job functions. To encourage advancement and growth within our organization, we provide resources to help individuals design their own career paths. In fact, in 2021 more than a quarter of our open positions were filled by internal candidates. Our voluntary turnover rate in 2021 was 22.6%, which represents an increase from 2020, principally due to the talent crisis brought on by the pandemic.

Total Rewards (Compensation and Benefits). We provide robust compensation and benefits programs, in addition to base pay, to help meet the needs of our employees. These programs include, subject to eligibility policies, annual incentives, stock awards, a 401(k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family care resources, flexible work schedules, employee assistance programs and tuition assistance, among many others. We grant long-term incentive awards in the form of restricted stock and performance-based stock to senior leaders who we believe will play critical roles in Banner’s future. Newly hired employees are automatically enrolled in our 401(k) plan, which includes an employer match up to 4% of eligible earnings. As of December 31, 2021, over 92% of eligible employees were participating in our 401(k) plan.

Our comprehensive health insurance coverage includes telehealth services and mental health-related programs and benefits. Our employees can use their accrued paid sick time for themselves or family members in need of care. In 2021, as pandemic conditions continued to complicate our employees’ normal routines, we maintained our program to provide employees with subsidized child, adult and senior care planning services.

Diversity, Equity and Inclusion. Our commitment to diversity starts with our Board of Directors. The Board firmly believes in the importance of assembling a strong team of individuals with diverse backgrounds and experiences. Since 2018, the Board has consistently included at least three female directors and currently, two of our Board Committee Chairs are women. The Board also includes four individuals who identify as racial or ethnic minorities, one of whom is a Committee Chair. Additional details regarding the Board’s approach to, and oversight of, diversity, equity and inclusion matters are available in the “Proposal 1 – Election of Directors – Board Diversity” section of this Proxy Statement.

We are committed to our goal of maintaining a workplace where all individuals are compensated equitably for similar work and have an equal opportunity to contribute and advance in the workplace. Consistent with our Code of Ethics and Business Conduct, we aim to maintain a work environment where every employee is treated with dignity and respect and is free from discrimination and harassment. To support our commitment in this area, we employ a variety of strategies, including providing diversity and other relevant employee training on an annual basis. In addition to appointing a Chief Diversity Officer in 2020, in 2021 Banner Bank established a cross-functional, employee-led diversity, equity and inclusion (DEI) council to provide leadership and serve as a catalyst for inclusion and diversity initiatives across our organization. The DEI council is intended to help Banner develop effective strategies to encourage diversity, equity and inclusion in our workplace as well as to attract, develop and retain diverse talent. As of December 31, 2021, approximately 24% of our workforce self-identifies as racially or ethnically diverse.

We believe that hiring, developing and retaining a diverse workforce is a key component in our success. At the executive leadership level, two of our six named executive officers for 2021 are women (33%).

BANNER CORPORATION 2022 PROXY STATEMENT	29

Sustainability, Human Capital, and Social and Environmental Responsibility

As of March 10, 2022, the record date, 5 of our broader team of 15 executive officers are women (33%). We have a strong team of employees who are collectively capable of professionally operating the business and fulfilling our vision. The following chart illustrates our employees’ gender diversity by level:

Employee Gender Diversity by Level

(December 31, 2021)

To further promote diversity and inclusion, Banner is committed to:

Identifying and promoting best practices in compensation, hiring, promotion and career development	Developing strategies to reduce unconscious bias	Making hiring, promotion and compensation decisions that promote pay equity

By doing so, we believe we can have a positive effect on our workforce that, in turn, makes Banner stronger and delivers long-term, sustainable value to our shareholders.

Pay Equity. Pay equity is a core tenet of our compensation philosophy and is central to our values. In 2019, we conducted a rigorous pay equity analysis with the assistance of outside experts to examine groups of employees in similar roles, accounting for factors that appropriately explain differences in pay, such as job location and experience. Based on that analysis, our aggregated adjusted pay gap results showed that we had achieved pay equity for women and men and people of all races performing similar work. We intend to continue our pay equity analysis on a periodic basis to support our ongoing commitment in this area.

COVID-19 Pandemic Response. We have taken many broad-ranging steps to support workplace safety and employee well-being during the COVID-19 pandemic. We transitioned approximately 48% of our employees to a remote work environment, which accounts for nearly all employees whose duties could be performed remotely. This remote work environment continued throughout 2021. To improve safety conditions for our on-site essential employees, we also provided personal protective equipment and supplies such as face coverings and hand sanitizer, conducted enhanced cleanings in our facilities, and installed numerous protective shields and signage related to social distancing and face mask guidelines. We have expanded our employee benefits to include virtual general medicine, behavioral and mental health benefits, and child and eldercare resources. To support our on-site essential employees, we provided additional compensation during the early stages of the pandemic to aid with unexpected and unusual conditions faced by these individuals as we responded to the in-person service needs of our clients and communities. In addition, we provided additional paid time off to support quarantine, recovery and vaccination time.

30	BANNER CORPORATION 2022 PROXY STATEMENT

Sustainability, Human Capital, and Social and Environmental Responsibility

Social Contributions and Community Support

Banner has a positive impact on the communities it serves in a variety of ways. One key measure of the Bank’s community impact is its Community Reinvestment Act rating, which is issued by the FDIC. In 2021, Banner Bank received a rating of “Outstanding.” This is the highest rating available and indicates that the FDIC has determined the Bank has an outstanding record of helping to meet the credit needs of its assessment area, including low- and moderate-income neighborhoods, in a manner consistent with its resources and capabilities.

In 2021, funds in Banner Bank’s $1.5 million Small Business Opportunity Fund (SBOF) were fully deployed. This fund launched in 2020 and was designed to augment the economic viability of underserved small businesses impacted by COVID-19, particularly those with gross annual revenues of $1 million or less that are owned by black, indigenous and people of color (BIPOC), as well as businesses in economically-disadvantaged rural and urban communities. We believe small businesses are vital to our local, regional and national economy and directing financial assistance to them in this manner is a strong first step in expanding our efforts to help foster positive social change within the context of our industry expertise. $1.4 million of the SBOF funds were used by minority-owned small businesses and businesses located in economically-disadvantaged rural and urban communities throughout our footprint, with the balance being used by the community development financial institutions (CDFIs) instrumental in administering the disbursement of the SBOF funds. As of December 31, 2021, Banner’s Small Business Opportunity Fund had provided assistance to more than 150 small businesses.

The Bank continued its first-time homebuyer education classes in 2021, and our mortgage banking team offered socially-minded portfolio products designed to support specific groups within our communities. For example, our Affordable Mortgage Portfolio (AMP) loans are specifically designed for low- to moderate-income borrowers, feature a homebuyer education component and may include down payment assistance. Our Community Heroes Mortgage is designed for frontline workers, such as educators, firefighters, nurses, paramedics, law enforcement professionals, and VA benefits-eligible active or retired military personnel, and can provide these borrowers with low down payment options and financing up to 99% of a home’s value. In early 2022, we added to our mortgage portfolio product line the Household Plus loan, a loan designed to address multi-generational housing needs by recognizing income contributions from other household members. In November 2021, a state of emergency was declared in several counties in the State of Washington as a result of severe storms and flooding. Banner offered interest-free, fee-free flood-assistance loans, and extended over $900,000 to support homeowners and renters impacted by the flooding. During 2021, Banner Bank closed Affordable Housing transactions totaling more than $324 million. These amounts provided for over 2,100 new or renovated dwelling units in our communities in Washington, Oregon, California and Idaho.

Our employees are engaged in the communities where they live and work. To help remove roadblocks to volunteering, we offer Community Connections, a program that provides employees with paid time off to volunteer at non-profit organizations of their choice. We also encourage employees to serve in leadership roles in these organizations as part of their professional development. We are proud to support many local community organizations through financial contributions and employee-driven volunteerism, including Junior Achievement, United Way and hundreds of other organizations.

BANNER CORPORATION 2022 PROXY STATEMENT	31

Sustainability, Human Capital, and Social and Environmental Responsibility

Environmental Responsibility

Banner and our clients significantly expanded the use of digital solutions in 2021, including through increased adoption of e-statements, remote deposit capture and other mobile and online banking services such as Zelle, as well as expanded use of digital signatures and online account opening processes.

Banner also supports our environment through the Bank’s lending activities, which encompass a wide range of borrowers including businesses who use and encourage environmentally responsible approaches. We provide and participate in construction loans for clients developing green and zero-energy building projects – for example, an office building constructed with the goal of net zero energy consumption and environmental impact; an apartment project being built to LEED Gold standards and a multifamily building being constructed to “passive house” standards. We also provide commercial loans for clients providing environmentally responsible products and services, including renewable energy solutions, compost processing, nature conservancy, forest reclamation, and to clients leveraging alternative approaches to reduce the use of chemicals and the production of harmful greenhouse gasses. We have also provided financing of municipal bonds for various wastewater and stormwater improvements. Approximately 30% of the Affordable Housing transactions we closed during 2021 met some or all of the green standards or zero energy requirements within their respective state. In addition, Banner has no credit exposure to oil and gas production.

Banner has a long-standing practice of managing environmental risk in relation to our lending and financing activities. Our approach to environmental risk management is primarily a credit due diligence function. An environmental risk assessment is a key consideration in our real estate lending activities and in our lending to companies in environmentally sensitive industries. An Environmental Risk Officer of the Bank reviews various environmental due diligence reports prepared for relevant lending projects as part of the underwriting process to assess conformance with our risk tolerance guidelines. We may require a higher level of environmental due diligence based on the current or past use of a property or as a result of other information discovered during credit underwriting.

32	BANNER CORPORATION 2022 PROXY STATEMENT

Directors’ Compensation    |    Director Compensation Table

Directors’ Compensation

Director Compensation Table

The following table shows the compensation paid to our directors for 2021, with the exception of Mark J. Grescovich, a director and our President and Chief Executive Officer, whose compensation is included in the section entitled “Executive Compensation.” Directors Copeland and Walsh were appointed in 2022 and received no compensation for 2021.

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ellen R.M. Boyer	51,083		67,327	—	1,293 (3)	119,704
Connie R. Collingsworth	63,250		64,284	—	8,967 (3)(4)	136,501
Roberto R. Herencia	80,687		72,917	—	2,169 (3)(4)	155,773
David A. Klaue	60,500		58,135	—	10,296 (3)(4)	128,931
John R. Layman	62,750		58,135	—	10,364 (3)(4)	131,249
David I. Matson	72,250		58,135	—	5,431 (3)(4)	135,816
Brent A. Orrico (1)	78,150	(5)	86,395	—	9,293 (3)	173,838
John Pedersen	50,583		67,327	—	1,293 (3)	119,204
Kevin F. Riordan	84,250		69,191	—	3,686 (3)(4)	157,127
Merline Saintil	58,250		58,135	—	7,950 (3)(4)	124,335
Terry Schwakopf	64,625		65,216	—	7,005 (3)(4)	136,846
(1)	Director Orrico deferred all or a portion of his fees into a deferred compensation plan pursuant to a deferred fee agreement as described below.
(2)

Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 1 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2021. The directors had the following number of unvested stock awards or restricted stock units outstanding on December 31, 2021: Ms. Boyer and Mr. Pedersen, 1,084 each; Ms. Collingsworth, 1,035; Mr. Herencia, 1,174; Mr. Klaue, Mr. Layman, Mr. Matson and Ms. Saintil, 936 each; Mr. Orrico, 1,391; Mr. Riordan, 1,114; and Ms. Schwakopf, 1,050.

(3)	Includes dividends and/or dividend equivalents accrued during 2021 on restricted stock and/or restricted stock units.
(4)

Includes business and occupation tax reimbursement. Effective July 1, 2010, Washington State subjects directors’ fees to a 1.8% business and occupation tax, which may be reduced by a small business tax credit allowance. Banner has agreed to reimburse or pay the tax on the director’s behalf.

(5)

Includes $2,400 in fees for attending meetings of the Board of Directors of Islanders Bank, a subsidiary that was merged into Banner Bank in 2021, and $500 in fees for attending meetings of the Board of Directors of Community Financial Corporation. Also includes fees deferred pursuant to a deferred fee agreement, as described below.

As of October 1, 2021, the Board of Directors revised the compensation structure applicable to non-employee directors of Banner. Pursuant to the revised schedule, non-employee directors receive an annual cash retainer paid monthly of $45,000, and an annual restricted stock or restricted stock unit

BANNER CORPORATION 2022 PROXY STATEMENT	33

Directors’ Compensation    |    Director Compensation Table

award of $55,000. Per-meeting fees of $1,000 per committee meeting were discontinued and annual cash retainers were added for committee members as follows: Audit Committee, $8,000; Compensation and Human Capital Committee, $6,000; Corporate Governance/Nominating Committee, $5,000; Credit Risk Committee, $6,000; Risk Committee, $6,000. The Board Chair and various committee chairs receive additional retainers as follows, paid 50% in cash and 50% in restricted stock or restricted stock units: the Board Chair, $60,000; the Audit Committee Chair, $20,000; the Compensation and Human Capital Committee Chair, the Credit Risk Committee Chair and the Risk Committee Chair $15,000 each; and the Corporate Governance/Nominating Committee Chair, $12,000. These fees compensate the directors for service on the Boards of Directors of both Banner Corporation and Banner Bank and are paid equally by each entity.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer payment of all or a portion of their regular fees. Each participant may direct the investment of the deferred fees toward the purchase various investment funds offered under Banner’s nonqualified deferred compensation plan. We have established grantor trusts to hold the investments. The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets. The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director’s account balance upon the occurrence of either event. A director may receive the balance of his or her account in a lump sum or in annual installments over a period as previously elected at the time of enrollment. In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors. At December 31, 2021, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $3.7 million.

34	BANNER CORPORATION 2022 PROXY STATEMENT

Compensation Discussion and Analysis    |    Executive Summary

Compensation Discussion and Analysis

This section discusses our executive compensation philosophy and programs, and is intended to give context to the tables that follow in the section entitled, “Executive Compensation.” In particular, we address the 2021 compensation of the following named executive officers:

Name	Title
Mark J. Grescovich	President and Chief Executive Officer
Peter J. Conner	Executive Vice President and Chief Financial Officer
Cynthia D. Purcell	Executive Vice President and Chief Strategy and Administration Officer (1)
M. Kirk Quillin	Executive Vice President and Chief Commercial Officer
James P. G. McLean	Executive Vice President, Commercial Real Estate Lending Division
Judith A. Steiner	Former Executive Vice President and Chief Risk Officer (2)
(1)	Ms. Purcell’s title changed from Executive Vice President of Retail Banking and Administration as of January 2022.
(2)	Ms. Steiner was an executive officer through November 25, 2021, and retired as of that date.

Executive Summary

2021 Corporate Highlights. For the year ended December 31, 2021, Banner reported net income available to common shareholders of $201.0 million, or $5.76 per diluted share, compared to $115.9 million or $3.26 per diluted share for 2020. Banner’s operating results reflect the continued execution of its super community bank strategy and priority to deliver sustainable profitability and revenue growth, while maintaining a moderate risk profile. Highlights of this success for the year included strong generation of new client relationships, increased non-interest-bearing deposit balances and strong mortgage banking production, resulting in a record level of net income.

Banner’s balance sheet and operating results for the year include the impact of a global pandemic and Banner’s response to protect the health and well-being of its employees and communities and to make appropriate adjustments to loan loss reserves predicated by the economic conditions and outlook. During the year, Banner recorded $33.4 million in recapture of provision for credit losses, compared to $67.9 million in provision for credit losses in 2020. Operating results remain solid, with strong net interest income and other revenues contributing to record earnings for the year.

Highlights of performance in 2021 include:

•	Total assets increased 12% to $16.80 billion at December 31, 2021, compared to $15.03 billion at December 31, 2020;

•	$1.84 billion, or 16%, growth in core deposits, with core deposits representing 94% of total deposits at December 31, 2021;

•

Adjusted revenues (non-GAAP) increased 1% to $588.2 million, compared to $579.6 million in 2020 (adjusted revenue excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan losses and non-interest income);

•	Net interest margin (tax equivalent) was 3.39% compared to 3.85% in 2020;

•	Return on average assets was 1.24% for the year ended December 31, 2021, compared to 0.83% for the prior year;

BANNER CORPORATION 2022 PROXY STATEMENT	35

Compensation Discussion and Analysis    |    Executive Summary

•	A continuing moderate risk profile in asset quality with non-performing assets of 0.14% of total assets;

•	Dividends paid to shareholders were $1.64 per share;

•	Common shareholders’ equity per share increased to $49.35 at December 31, 2021, compared to $47.39 a year earlier; and

•	Tangible book value (non-GAAP) increased to $38.02 per share at December 31, 2021 compared to $36.17 a year earlier.

Banner reports its financial results in accordance with general accepted accounting principles in the United States (“GAAP”). However, management uses both GAAP and non-GAAP financial measures as it believes the additional non-GAAP measures can provide useful and comparative information – for example, to assess trends in Banner’s core operations. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. A reconciliation of these non-GAAP financial measures, including Adjusted Revenue and Tangible Book Value, which are included in this Proxy Statement, can be found beginning on page 47 of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the US Securities and Exchange Commission. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies.

2021 Executive Compensation Highlights. Our executive compensation program is designed to encourage and reward sustainable growth in company value while prudently managing risk and aligning the interests of our executives with those of our shareholders. The structure of our program has been important in support of our growth objectives and the critical need to keep our most senior leaders focused on the execution of our business strategy. Our executive compensation program focuses primarily on three components: base salary, short-term incentive compensation and long-term incentive compensation. The pay-for-performance and governance principles that guide our program were fundamental to the following compensation decisions made by the Compensation and Human Capital Committee for 2021:

Name	Title	2021 Base Salary ($)
Mark J. Grescovich	President and Chief Executive Officer	844,132
Peter J. Conner	Executive Vice President and Chief Financial Officer	422,280
Cynthia D. Purcell	Executive Vice President and Chief Strategy and Administration Officer	371,030
M. Kirk Quillin	Executive Vice President and Chief Commercial Executive	320,672
James P. G. McLean	Executive Vice President, Commercial Real Estate Lending Division	289,573
Judith A. Steiner	Former Executive Vice President and Chief Risk Officer	344,209

36	BANNER CORPORATION 2022 PROXY STATEMENT

Compensation Discussion and Analysis    |    Executive Summary

	2021 Executive Incentive Plan Results
Name	Target Bonus (% of Base Salary)	Target Bonus Amount ($)	Payout for Corporate Achievement ($)	Payout for Line of Business Achievement ($)	Payout for Individual Performance ($)	Total Incentive Payout ($)	Total Incentive Payout (% of Target)
Mark J. Grescovich	80%	675,305	555,169	n/a	114,127	669,295	99%
Peter J. Conner	50%	211,140	173,578	n/a	60,175	233,753	111%
Cynthia D. Purcell	50%	185,515	122,347	26,269	50,460	199,076	107%
M. Kirk Quillin	50%	160,336	105,742	42,810	39,122	187,674	117%
James P. G. McLean	50%	144,786	95,487	37,558	43,436	176,480	122%
Judith A. Steiner	50%	157,872 (1)	129,787	n/a	31,574	161,361	102%
(1)	Consistent with the terms of the Executive Incentive Plan, Ms. Steiner’s target bonus was pro-rated in connection with her retirement.

Please see the discussion beginning on page 42 for more information regarding the Executive Incentive Plan.

	2019-21 Long-term Incentive Plan – Performance Units Results (1)
Performance Metric	2019-21 Performance Result	Percentile Ranking Relative to Peer Group	Payout Allocation as % of Target	Metric Weighting	Weighted Payout as % of Target
Return on Average Tangible Common Equity (ROATCE)	13.10%	34th	68%	50%	34%
Total Shareholder Return (TSR)	28.05%	29th	58%	50%	29%
(1)	2019 Long-term Incentive Plan Results as of December 31, 2021.

Performance units granted in 2019 for the 2019-21 performance cycle vested at 63% of target. Please see the discussion beginning on page 45 for more information.

Results of Shareholder Vote on Executive Compensation. We are required to periodically permit shareholders to vote to approve executive compensation, commonly known as a say-on-pay proposal. At the 2021 annual meeting of shareholders, the resolution was approved by more than 96% of the shares present for purposes of voting on executive compensation. The Board and the Compensation and Human Capital Committee considered the affirmative vote of the shareholders on the say-on-pay resolution at last year’s annual meeting as additional confirmation that our existing executive compensation practices were reasonable and aligned with the interests of our shareholders.

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Compensation Discussion and Analysis    |    Executive Summary

Executive Compensation Practices. We are committed to strong compensation governance and continually monitor the evolution of best compensation practices. Some of the more important practices incorporated into our program are reflected below.

What We Do	What We Don’t Do

Regular review of pay versus performance

• Ongoing review by the Compensation and Human Capital Committee

• Includes both absolute and relative assessment

• Involves use of compensation benchmarking peer group (see “Peer Group” section)

Rigorous and diversified performance metrics

• Annual review by the Compensation and Human Capital Committee

• Measurable goals established for both annual and long-term incentive awards

• Goals are diversified and rigorous but attainable

Clawback of compensation

• The Executive and Long-term Incentive Plans both provide that incentive awards are subject to clawback if Banner is required to prepare an accounting restatement due to error, omission or fraud

Use of double-triggers

• Change-in-control severance arrangements and accelerated vesting on equity awards require double-trigger for benefit eligibility

• Change-in-control will not automatically entitle an executive to severance benefits or acceleration of vesting in outstanding equity awards

• Second trigger involves executive’s loss of job, significant adverse change to employment terms and conditions, or denial of continuation or replacement of outstanding unvested awards by the acquiring company

Review of Committee charter

• The Compensation and Human Capital Committee reviews its charter annually to incorporate best-in-class compensation practices

Independent compensation consultant

• The Compensation and Human Capital Committee engages an independent compensation consultant for advice

No repricing or cash buyouts of underwater stock options or stock appreciation rights

• Exercise prices may not be reduced

• Outstanding awards may not be replaced with stock options or stock appreciation rights with a lower exercise price except in limited circumstances or with shareholder approval

• Buyouts of underwater stock options or stock appreciation rights are not permitted

No excessive perquisites

• Limited executive perquisites consistent with the practices of our peer group and other comparable financial institutions

• Benefits include use of company cars, auto allowances and/or club memberships believed to be advantageous to Banner

No tax gross-ups

• Parachute excise tax reimbursements and gross-ups will not be provided upon a change-in-control

38	BANNER CORPORATION 2022 PROXY STATEMENT

Compensation Discussion and Analysis    |    Compensation Program Objectives and Governance

Compensation Program Objectives and Governance

Objectives and Overview of the Compensation Program. Our executive compensation policies are designed to establish an appropriate relationship between executive pay and Banner’s annual and long-term performance, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align the interests of management and shareholders.

PRINCIPLES UNDERLYING OUR EXECUTIVE COMPENSATION POLICIES

•	Attract and retain key executives who are vital to our long-term success and are of the highest caliber

•	Provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance, complexity and asset size

•	Motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock

•	Integrate the compensation program with our annual and long-term strategic planning and performance measurement processes

The Compensation and Human Capital Committee considers a variety of objective and subjective factors in determining the compensation package for individual executives including: (1) the performance of Banner as a whole, with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner during the year. Line of business results are also considered for relevant executives, as described below in the “Short-term Incentive Compensation” section.

Target Total Direct Compensation. A significant portion of total compensation opportunity for our executives is performance-based, with goals focused on growing sustainable company value while prudently managing risk. Performance-based pay comprised 51% of our Chief Executive Officer’s target total direct compensation opportunity in 2021 and an average of 39% for the other named executive officers. The following table and chart provide a summary (individual pay component percentages for other named executive officers do not sum to 100% due to rounding):

2021 Pay Component	Chief Executive Officer	Other Named Executive Officers (Average)
Base Salary	33%	46%
Target Annual Incentive	27%	23%
Target Performance-based Restricted Stock Units (PSUs)	24%	16%
Time-based Restricted Stock Units (RSUs)	16%	16%
Target Total Direct Compensation	100%	100%

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Compensation Discussion and Analysis    |    Compensation Benchmarking

CEO TARGET COMPENSATION MIX	OTHER NEO TARGET COMPENSATION MIX (AVERAGE)

Compensation Governance. The Compensation and Human Capital Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation and Human Capital Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees. Banner Bank is the primary subsidiary of Banner. Each Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other executive officers and makes recommendations to the appropriate Committee regarding compensation levels. The Chief Executive Officer is not permitted to attend Committee meetings during any voting or deliberations regarding his compensation.

Use of Compensation Consultants. From time to time, Banner’s Compensation and Human Capital Committee engages outside advisors to assist the Committee with its responsibilities. The Committee has engaged Pearl Meyer & Partners (Pearl Meyer), an independent consulting firm, to serve as the independent consultant to the Committee regarding executive and director compensation matters. Pearl Meyer is retained by, and reports directly to, the Committee, and provided no other services to Banner in 2021. Based on standards promulgated by the SEC and Nasdaq to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation and Human Capital Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee.

Compensation Benchmarking

The Compensation and Human Capital Committee uses comparative executive compensation data publicly available from a designated peer group of companies in combination with executive compensation survey data to evaluate the competitiveness of Banner’s executive compensation program. The Committee’s objective is to set total target compensation and benefit levels within the median range of market pay and benefit levels. Total compensation opportunities are intended to be consistent with market practices as established by the peer group described below to help Banner attract and retain talented executives and incentivize them to produce superior long-term shareholder returns.

The Compensation and Human Capital Committee reviews market compensation levels to determine whether total target compensation for our executive officers remains in the targeted median pay range and makes adjustments when appropriate. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, the Committee reviews other rewards

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Compensation Discussion and Analysis    |    Compensation Program

such as health benefits and retirement benefits in comparison to market. The Committee also reviews the competitive performance of Banner’s peers to help establish performance targets for incentive plans and to assess appropriate payout levels for performance. In analyzing this information, the Committee compares the pay of individual executives if it believes the positions are sufficiently similar to make meaningful comparisons and considers each executive’s level of responsibility, prior experience, job performance, contribution to Banner’s success and results achieved.

Peer Group. When establishing base salaries and target pay opportunities for our named executive officers for 2021, the Compensation and Human Capital Committee in June 2020 reviewed competitive market data prepared by Pearl Meyer based on the 2020 peer group, which consisted of 23 financial institutions headquartered throughout the United States, ranging in total assets from $10 billion to $29 billion as of December 31, 2020. Each year the Compensation and Human Capital Committee, working with its independent compensation consultant, reviews the composition of the peer group and determines when changes should be made. The 2021 peer group was adjusted to remove six companies that were impacted by merger and acquisition activity and/or no longer met the desired size or business model criteria, and to include three companies meeting the criteria, resulting in 20 financial institutions ranging in total assets from $10 billion to $29 billion as of December 31, 2021. In addition to providing benchmark data for the Committee’s consideration when establishing our named executive officers’ base salaries and target pay opportunities for 2022, the 2021 peer group is used for purposes of calculating relative performance under the 2021 Executive Incentive Plan described below. The members of our 2020 and 2021 peer groups are as follows:

Atlantic Union Bankshares Corporation	Heartland Financial USA, Inc. **
BancorpSouth, Inc.*	Home BancShares, Inc.
CenterState Bank Corporation*	Independent Bank Group, Inc.
Columbia Banking System, Inc.	NBT Bancorp Inc.
CVB Financial Corp.	Old National Bancorp*
First Busey Corporation**	Pacific Premier Bancorp, Inc.
First Financial Bancorp**	Renasant Corporation
First Interstate BancSystem, Inc.	Simmons First National Corporation
First Merchants Corporation	Trustmark Corporation
First Midwest Bancorp, Inc.	Umpqua Holding Corporation
Fulton Financial Corporation*	United Bankshares, Inc.*
Glacier Bancorp, Inc.	United Community Banks, Inc.
Great Western Bancorp, Inc.	Washington Federal, Inc.*
*	2020 peer group only; removed in 2021
**	Added to peer group in 2021

Compensation Program

The Compensation and Human Capital Committees focus primarily on the following three components in forming the total compensation package for our named executive officers:

Base Salary	Short-Term Incentive Compensation	Long-Term Incentive Compensation

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Compensation Discussion and Analysis    |    Compensation Program

Base Salary. The salary levels of named executive officers are designed to be competitive within the banking and financial services industries. The Compensation and Human Capital Committees take a number of factors into account when setting the base salaries of the named executive officers. These factors include peer data provided by compensation consultants, the officer’s level of experience, the responsibilities assigned to the officer, the officer’s performance during the previous year, and Banner’s overall financial health. Due to the ongoing pandemic conditions and related economic uncertainty, as well as cost optimization initiatives across the organization, the Compensation and Human Capital Committees determined not to increase the base salaries in 2021 for Mr. Grescovich and our named executive officers.

Named Executive Officer	Increase Over 2020	2021 Base Salary ($)
Mark J. Grescovich	0.00%	844,132
Peter J. Conner	0.00%	422,280
Cynthia D. Purcell	0.00%	371,030
M. Kirk Quillin	0.00%	320,672
James P. G. McLean	0.00%	289,573
Judith A. Steiner	0.00%	344,209

Incentive Compensation. The Compensation and Human Capital Committee believes that performance-based pay opportunities and stock ownership by our officers are significant factors in aligning the interests of the officers with those of shareholders. Awards granted under our incentive plans are determined based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation and Human Capital Committee and the Board of Directors. The Compensation and Human Capital Committee considers a number of factors in granting awards. These factors differ from year to year, but are fundamentally driven by the Committee’s view on what is necessary to most effectively support Banner’s business and leadership strategies.

Short-term Incentive Compensation. The Compensation and Human Capital Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers, as set forth in the Banner Corporation 2021 Executive Incentive Plan (“Executive Incentive Plan”). The purpose of the Executive Incentive Plan is to reward executives for their contributions to the performance and success of Banner and Banner Bank. The Chief Executive Officer and all Executive Vice Presidents are eligible to participate in the Executive Incentive Plan, subject to certain eligibility requirements, with the participants identified each year by the Compensation and Human Capital Committee after being proposed by the Chief Executive Officer. The Executive Incentive Plan’s plan year corresponds to our fiscal year of January 1 to December 31. Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary, and a range of payout opportunities from 0% up to 150% of the target incentive. Awards are determined based on a weighted combination of corporate goals, individual performance goals and, where applicable, line of business goals. These goals and weightings, with the exception of those for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation and Human Capital Committee. The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation and Human Capital Committee.

On March 22, 2021, the Compensation and Human Capital Committee selected the participants under the Executive Incentive Plan and established performance goals for all participants. The participants in the Plan are the Chief Executive Officer and all Executive Vice Presidents. The Compensation and Human Capital Committee introduced in 2020, and continued in 2021, a line of business performance

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Compensation Discussion and Analysis    |    Compensation Program

metric for relevant executives participating in the Plan, to further support Banner’s pay for performance philosophy. The Retail and Commercial Real Estate line of business performance metrics were adjusted in February 2022 to appropriately reflect organizational and business model changes over the course of 2021. The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary earned during 2021, were as follows:

Executive	Below Threshold	Threshold (50%)	Target (100%)	Stretch/Max (150%)
Chief Executive Officer	0%	40%	80%	120%
Other Named Executive Officers	0%	25%	50%	75%

For 2021, the Compensation and Human Capital Committee weighted the corporate goals at 80% and the individual goals at 20% for Executive Incentive Plan participants whose opportunities do not include a line of business component. For those Executive Incentive Plan participants whose incentive opportunities include a line of business component, the Compensation and Human Capital Committee weighted the corporate goals at 60%, the line of business goals at 20% and the individual goals at 20%.

The portion of the Executive Incentive Plan award tied to corporate performance is based on relative and absolute performance requirements for measures established by the Compensation and Human Capital Committee. If Banner’s financial performance relative to its peer group of financial institutions (see the “Compensation Benchmarking” and “Peer Group” sections above) is below the 25th percentile, the payout associated with that measure will not exceed the target payout, regardless of absolute performance, unless the Compensation and Human Capital Committee exercises discretion to waive the threshold requirement. For 2021, the Compensation and Human Capital Committee approved the following corporate performance measures for the named executive officers:

Performance Measure				Weighting (CEO and Non-Line of Business Executive)	Weighting (Line of Business Executive)
	Threshold	Target	Stretch
Absolute Performance Goals
Pretax Pre-provision (“PTPP”) Return on Average Assets (%) (1)	1.37%	1.53%	1.69%	30%	10%
Efficiency Ratio (%) (2)	64.11%	61.51%	58.92%	25%	25%
Total Operating Revenue (3)	$556.0 million	$579.4 million	$602.8 million	15%	15%
Line of Business PTPP ROA – Retail (4)	0.34%	0.45%	0.49%	n/a	20%
Line of Business PTPP ROA – Commercial Banking Group (4)	1.16%	1.39%	1.66%	n/a	20%
Line of Business PTPP ROA – Commercial Real Estate (4)	2.38%	2.61%	2.84%	n/a	20%
Performance Goal Relative to Peer Banks
Ratio of Non-performing Assets to Total Assets (%) (5)	25th percentile	50th percentile	75th percentile	10%	10%
Payout as a Percentage of Target	50%	100%	150%

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Compensation Discussion and Analysis    |    Compensation Program

(1)

Defined as net income before taxes (including Washington B&O tax expenses) and prior to provision for credit losses, excluding foreclosed property expense, and amortization of intangibles, adjusted to remove realized gains/(losses) on securities, nonrecurring items and trading account income, divided by Average Total Assets.

(2)

Defined as noninterest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income and noninterest revenues, excluding realized gains/(losses) on securities, nonrecurring items, trading account income and Washington B&O tax expenses.

(3)

Defined as net interest income plus non-interest income, adjusted to remove trading account income; Total Operating Revenue does not include realized gains/(losses) on securities or nonrecurring revenue.

(4)

Defined as Pre-tax, Pre-provision, Pre-allocated Return on Average Assets (ROAA) for the respective business line, determined based on income before income taxes (including Washington B&O tax expenses), excluding provision for loan losses, foreclosed property expense and amortization of intangibles, nonrecurring items as determined by the finance group, and realized gains/(losses) on securities. The Retail line of business metric was used for Ms. Purcell’s incentive plan performance calculation; the Commercial Banking Group line of business metric was used for Mr. Quillin’s calculation; and the Commercial Real Estate line of business metric was used for Mr. McLean’s calculation.

(5)	Defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned as a percentage of total assets, as of December 31, 2021.

Individual performance goals are established toward the beginning of each plan year. An executive’s individual and line of business goals may relate to responsibilities, projects and initiatives specific to the executive’s business or function that are not covered in the corporate performance measurements, and may include areas such as: environmental, social and governance (ESG); diversity, equity and inclusion (DEI); succession planning; merger and acquisition and related integration activities; new software or program implementation; and efficiency initiatives. The Compensation and Human Capital Committee establishes and approves corporate performance goals for all of the named executive officers and individual goals for the Chief Executive Officer; the Chief Executive Officer establishes and approves individual goals for the other Plan participants. The Compensation and Human Capital Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner’s performance and incentive plan funding, or to waive, change or amend any of the Plan provisions as it deems appropriate. Incentive awards are subject to clawback if Banner is required to prepare an accounting restatement due to error, omission or fraud.

2021 Executive Incentive Plan Results. The following table summarizes Banner’s performance and resulting payouts associated with the line of business and corporate goals for 2021.

Absolute Performance Measure	Performance Achieved	Payout Earned as a % of Target

Pretax Pre-provision Return on Average Assets (“PTPP ROA”)	1.47%	81.3%

Efficiency Ratio	59.55%	100.0% (1)

Total Operating Revenue (2)	$588.2 million	118.8% (3)

Line of Business PTPP ROA – Retail (4)	0.38%	70.9%

Line of Business PTPP ROA – Commercial Banking Group (4)	1.57%	133.6% (5)

Line of Business PTPP ROA – Commercial Real Estate (4)	2.75%	129.7% (5)

Relative Performance Measure

Ratio of Non-performing Assets to Total Assets (6)	78.00%	150% (7)

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Compensation Discussion and Analysis    |    Compensation Program

(1)

Although the efficiency ratio performance exceeded the target goal, relative performance failed to exceed the required 25th percentile of Banner’s peers necessary to pay out above target for this measure.

(2)

For relative performance purposes, performance is compared to peers in terms of annualized rate of growth, measured as total operating revenue for the twelve-month period from January 1, 2021 to December 31, 2021, as compared to total operating revenue for the twelve-month period from January 1, 2020 to December 31, 2020.

(3)	Relative performance exceeded the target goal, qualifying for payout at the calculated level.
(4)

The Retail line of business metric was used for Ms. Purcell’s incentive plan performance; the Commercial Banking Group line of business metric was used for Mr. Quillin’s calculation; and the Commercial Real Estate line of business metric was used for Mr. McLean’s calculation.

(5)	Performance on this metric exceeded the target goal, qualifying for payout at the calculated level.
(6)	For relative performance purposes, performance is compared to peers as of December 31, 2021 as reported by S&P Global Market Intelligence.
(7)	Performance on this metric exceeded the stretch goal, but payout was capped at 150% of target per the terms of the Executive Incentive Plan.

The Compensation and Human Capital Committee awarded Mr. Grescovich with a payout for 2021 individual goal performance equal to $114,127 (85% of target). In determining the payout for Mr. Grescovich, the Committee recognized his leadership of the Banner Forward initiative and cost optimization efforts, the successful Islanders Bank integration and the smooth transitions of multiple executives during 2021. Evaluation of 2021 performance against individual goals for the other named executive officers resulted in the following percentages of target payout: 143% for Mr. Conner, 136% for Ms. Purcell, 122% for Mr. Quillin, 150% for Mr. McLean and 100% for Ms. Steiner. The above-target payouts for Mr. Conner, Ms. Purcell, Mr. Quillin and Mr. McLean recognized leadership in relation to the Banner Forward initiative and cost optimization efforts, excellence in capital management, superior results related to line of business financial metrics and strong execution on our branch optimization strategy.

The named executive officers earned total annual incentive payouts between 99% and 122% of target opportunity for performance during 2021, as summarized below.

Executive	Target Opportunity as % of Salary	% of Target Incentive Achieved	Incentive Earned as % of Salary	2021 Incentive Earned ($)

Mark J. Grescovich	80%	99%	79%	669,295

Peter J. Conner	50%	111%	55%	233,753

Cynthia D. Purcell	50%	107%	54%	199,076

M. Kirk Quillin	50%	117%	59%	187,674

James P. G. McLean	50%	122%	61%	176,480

Judith A. Steiner (1)	50%	102%	47%	161,361
(1)	Consistent with the terms of the Executive Incentive Plan, Ms. Steiner’s target bonus was pro-rated in connection with her retirement.

Long-term Incentive Compensation. Our shareholders have approved the 2014 Omnibus Incentive Plan and the 2018 Omnibus Incentive Plan. These plans provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and other cash awards. The Omnibus Incentive Plans are intended to provide us flexibility in our ability to attract, motivate and retain the services of employees and directors upon whose judgment, interest and special effort we depend. We are currently granting awards under the 2014 Omnibus Incentive Plan to the extent sufficient awards remain available for relevant grants, as well as granting awards under the 2018 Omnibus Incentive Plan.

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Compensation Discussion and Analysis    |    Compensation Program

On February 22, 2021, in connection with the 2014 Omnibus Incentive Plan and the 2018 Omnibus Incentive Plan, the Committee established the 2021 Long-Term Incentive Plan, under which the Committee determined to grant both time-based and performance-based awards effective March 27, 2021 to each of the named executive officers. The time-based awards are detailed below in the Grants of Plan-Based Awards table. The time-based restricted stock units vest ratably over a three-year period beginning on March 27, 2022 and ending on the third anniversary of the grant date.

Awards of performance-based restricted stock units (“performance units”) are contingent on attaining pre-established three-year performance goals. The Compensation and Human Capital Committee reviews and approves goals in consultation with management and establishes threshold, target and stretch performance levels and associated payouts. At the end of the performance cycle, resulting payouts are determined based on Banner’s performance relative to the peer financial institutions.

Performance Units for the 2021-23 Performance Cycle. For the awards made in 2021, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)

Performance Measure	Weighting	Threshold	Target	Stretch

Return on Average Tangible Common Equity (ROATCE) (2)	50%	25th	50th	75th

Total Shareholder Return (TSR) (3)(4)	50%	25th	50th	75th

Payout as a Percentage of Target		50%	100%	150%
(1)

Peer companies for the 2021-23 performance cycle consist of all U.S. commercial banks (or their holding companies) traded on Nasdaq, NYSE or NYSE American over the entire performance cycle with total assets between 50% and 200% of Banner’s total assets as of December 31, 2023.

(2)

Net income before amortization of intangibles and goodwill (tax-adjusted), divided by average tangible common equity; the measure used for relative comparisons will be an average of the calculated results for the years 2021, 2022 and 2023, each determined separately.

(3)	Total shareholder return from January 1, 2021 through December 31, 2023, assuming that dividends paid during the period are reinvested in the respective company’s shares on the ex-dividend date.
(4)

In the event that Banner’s absolute TSR result for the performance cycle is negative, vesting will be limited to 100% of target for this metric, regardless of Banner’s relative performance percentile ranking.

The Compensation and Human Capital Committee approved target long-term incentive awards expressed as a percentage of base salary which were subsequently denominated in shares based on the average of the closing prices of Banner’s stock on the ten days prior to the date of grant. Target awards for 2021 were allocated between time-based restricted stock units and performance-based restricted stock units, illustrated below as a percentage of base salary:

Executive	Total Target Stock-based Award as % of Salary	Time-based Restricted Stock Units as % of Salary	Performance- based Restricted Stock Units as % of Salary

Chief Executive Officer	120%	48%	72%

Other Named Executive Officers	50-80% (1)	25-40% (1)	25-40% (1)
(1)

The target stock-based award for Other Named Executive Officers was 80% except for Mr. Quillin and Mr. McLean whose target was 50%. Mr. Quillin’s and Mr. McLean’s target varied from other named executive officers due to competitive practices for similar roles. The target award for Other Named Executive Officers was split evenly between time-based and performance-based restricted stock units.

46	BANNER CORPORATION 2022 PROXY STATEMENT

Compensation Discussion and Analysis    |    Tax and Accounting Considerations

The Grants of Plan-Based Awards Table on page 51 provides additional detail relating to the 2021 restricted stock unit awards for the named executive officers.

Recipients of time-based and/or performance-based restricted stock units accumulate dividend equivalents during the restriction period but are only entitled to these dividend equivalents as and when the shares to which the dividend equivalents are attributable become vested. Recipients of time-based and/or performance-based restricted stock units do not have the power to vote unvested units. If Banner is required to prepare an accounting restatement due to error, omission or fraud, executive officers may be required to reimburse Banner for part or all of the incentive award made to the officer on the basis of having met or exceeded specific targets for performance periods. The Compensation and Human Capital Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner’s performance and incentive plan funding.

Performance Units for the 2019-21 Performance Cycle. For the performance-based restricted stock awards made in 2019, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)

Performance Measure	Weighting	Threshold	Target	Stretch

Return on Average Tangible Common Equity (ROATCE) (2)	50%	25th	50th	75th

Total Shareholder Return (TSR) (3)	50%	25th	50th	75th

Payout as a Percentage of Target		50%	100%	150%
(1)

Peer companies for the 2019-21 performance cycle consisted of all U.S. commercial banks (or their holding companies) traded on Nasdaq, NYSE or NYSE American over the entire performance cycle with total assets between 50% and 200% of Banner’s total assets as of December 31, 2021.

(2)

Net income prior to amortization of intangibles and goodwill (tax adjusted), divided by average tangible common equity, from January 1, 2019 through December 31, 2021; the measure used for relative comparisons will be an average of the calculated ROATCE for the calendar years 2019, 2020 and 2021, each determined separately.

(3)

Total shareholder return from January 1, 2019 through December 31, 2021; this measure was calculated assuming that dividends during the period were reinvested in each company’s respective shares on the ex-dividend date.

Performance Units Vesting for the 2019-21 Performance Cycle. Performance units granted in 2019 for the 2019-21 performance cycle vested at 63% of target, based on 34% payout on the return on average tangible common equity (ROATCE) metric and 29% payout on the total shareholder return (TSR) metric. Relative performance for return on average tangible common equity (ROATCE) for Banner during the 2019-21 performance cycle was at the 34th percentile of peers and relative total shareholder return over this period was at the 29th percentile of peers. The required minimum threshold performance level was the 25th percentile for both performance measures.

Tax and Accounting Considerations

We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. The Compensation and Human Capital Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.

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Compensation Discussion and Analysis    |    Compensation and Human Capital Committee Report

Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserved the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. Going forward, in those instances in which the limitations on deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with what the Compensation and Human Capital Committee believes to be in the best interests of the shareholders, the Committee may authorize compensation which is not fully deductible for any given year. Therefore, it is anticipated that Section 162(m) will result in a portion of compensation not being deductible for the 2021 tax year and beyond.

Compensation and Human Capital Committee Report

The Compensation and Human Capital Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation and Human Capital Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s discussion with management, the Compensation and Human Capital Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee as of December 31, 2021:

The Compensation and Human Capital Committee

Roberto R. Herencia, Chair

Ellen R. M. Boyer

Connie R. Collingsworth

Kevin F. Riordan

Merline Saintil

48	BANNER CORPORATION 2022 PROXY STATEMENT

Executive Compensation    |    Summary Compensation Table

Executive Compensation

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (3)		All Other Compensation ($) (4)	Total ($)

Mark J. Grescovich President and Chief Executive Officer	2021	844,132	—	987,469	669,295	—		118,073	2,618,969
	2020	839,010	—	1,031,802	687,249	—		107,410	2,665,471
	2019	814,572	—	920,453	459,419	—		76,614	2,271,058

Peter J. Conner Executive Vice President and Chief Financial Officer	2021	422,280	—	330,743	233,753	—		41,278	1,028,054
	2020	410,805	—	344,052	248,311	—		32,926	1,036,094
	2019	361,533	—	262,207	169,921	—		29,405	823,066

Cynthia D. Purcell Executive Vice President and Chief Strategy and Administration Officer	2021	371,030	—	290,574	199,076	104,677	(5)	37,292	897,972
	2020	368,778	—	302,325	219,128	175,767	(5)	30,241	920,472
	2019	355,314	—	259,576	156,338	281,256	(5)	24,795	796,023

M. Kirk Quillin (6) Executive Vice President and Chief Commercial Executive	2021	320,672	—	156,944	187,674	—		33,549	698,839

James P. G. McLean (6) Executive Vice President, Commercial Real Estate Lending Division	2021	289,573	25,000	141,729	176,480	—		30,347	663,129

Judith A. Steiner Former Executive Vice President, Chief Risk Officer (7)	2021	315,745	175,000	269,672	161,361	—		28,806	950,585
	2020	342,120	—	280,464	199,952	—		23,034	845,571
	2019	330,868	—	245,385	155,508	—		17,835	749,596

(1)

Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 1 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2021. Includes both time-based and performance-based restricted stock unit awards as described beginning on page 45 of this Proxy Statement under “Long-term Incentive Compensation.” The fair value of the portion of the performance-based stock units that is tied to return on average tangible common equity is based on the stock price on the date of grant; the fair value of the portion of the performance-based stock units that is tied to total shareholder return is based on a statistical “Monte Carlo simulation” modeling technique that simulates potential stock price movements and all

BANNER CORPORATION 2022 PROXY STATEMENT	49

Executive Compensation    |    Summary Compensation Table

potential outcomes of achievement of the goal. The performance-based restricted stock unit awards are reported at the target level of achievement. If the performance-based restricted stock unit awards were assumed to be achieved at the maximum level, the 2021 values for performance- and time-based restricted stock unit awards would have been as follows: for Mr. Grescovich, $1,139,624; for Mr. Conner, $373,021; for Ms. Purcell, $327,703; for Mr. Quillin, $177,006; for Mr. McLean, $159,832; for Ms. Steiner, $304,144.
(2)	Cash incentives earned under the Executive Incentive Plan.
(3)	See “Pension Benefits” below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(4)	Please see the table below for more information on the other compensation paid to our executive officers in 2021.
(5)	Represents an increase in the value of Ms. Purcell’s SERP of $104,677 for 2021, $175,767 for 2020 and $281,256 for 2019.
(6)	Not a Named Executive Officer in 2020 or 2019.
(7)	Ms. Steiner retired effective as of November 25, 2021.

All Other Compensation. The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table. The amounts reflected constitute contributions by Banner or Banner Bank for 2021.

Name	Employer 401(k) Matching Contribution ($)	Dividends ($) (1) (2)		Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Tax Gross- Up ($)	Total ($)

Mark J. Grescovich	11,600	95,138	(3)	1,665	4,534	5,136	—	118,073

Peter J. Conner	11,600	23,678		—	—	6,000	—	41,278

Cynthia D. Purcell	11,600	23,131		450	1,594	517	—	37,292

M. Kirk Quillin	11,600	12,949		—	—	9,000	—	33,549

James P. G. McLean	11,600	12,912		—	—	5,835	—	30,347

Judith A. Steiner	11,600	17,206		—	—	—	—	28,806
(1)	Consists of dividends and dividend equivalents accrued and paid in 2021 on restricted stock and restricted stock units.
(2)	Also includes dividends earned and paid in relation to performance-based awards granted in 2018 and disbursed to executives in 2021.
(3)	Also includes dividend equivalents on vested but deferred restricted stock units.

Employment Agreements and Perquisites. We have entered into employment agreements with Mr. Grescovich, Mr. Conner and Ms. Purcell. The initial term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors or a committee appointed by the Board. The employment agreements were extended on July 1, 2021 for each of these named executive officers. The agreements provide that each executive’s annual base salary is reviewed annually and may be adjusted from time to time to reflect amounts approved by the Board or the Compensation and Human Capital Committees.

The executives may participate with other executive officers of Banner Bank in such performance-based and discretionary bonuses, and incentive compensation opportunities, if any, as are authorized by the Board or Board committee. The executives also may be eligible to participate in equity or incentive award programs sponsored by Banner Bank. The executives may participate, to the same extent as executive officers of Banner Bank generally, in all Bank plans relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits. In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to Banner Bank’s executive officers, including but not limited

50	BANNER CORPORATION 2022 PROXY STATEMENT

Executive Compensation    |    Grants of Plan-Based Awards

to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, club dues and physical examinations. The executives also may be provided an automobile for their business use, monthly club and/or gym membership dues and other employee benefits such as vacation and sick leave. The agreements also provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

401(k) Profit Sharing Plan. We provide a 401(k) profit sharing plan. The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the 401(k) plan, and the named executive officers participate in this plan. On an annual basis, the Board of Directors establishes the level of employer contributions to the 401(k) plan, which applies to all eligible participants including the named executive officers. In 2021, we matched participants’ contributions into the 401(k) plan up to four percent of eligible earnings for each payroll period.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2021.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark J. Grescovich	3/26/21	337,653	675,305	1,012,958
	3/26/21				5,438	10,876	16,314		581,703
	3/26/21							7,251	405,766

Peter J. Conner	3/26/21	105,570	211,140	316,710
	3/26/21				1,511	3,022	4,533		161,632
	3/26/21							3,022	169,111

Cynthia D. Purcell	3/26/21	92,757	185,515	278,272
	3/26/21				1,328	2,655	3,983		142,003
	3/26/21							2,655	148,574

M. Kirk Quillin	3/26/21	80,168	160,336	240,504
	3/26/21				717	1,434	2,151		76,697
	3/26/21							1,434	80,247

James P. G. McLean	3/26/21	72,393	144,786	217,179
	3/26/21				648	1,295	1,943		69,263
	3/26/21							1,295	72,468

Judith A. Steiner (4)	3/26/21	78,881	157,762	236,644
	3/26/21				345	690	1,035		36,905
	3/26/21							—	—
(1)

Represents the potential range of cash incentive awards payable under our 2021 Executive Incentive Plan, based on annual base salary rate. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “Short-term Incentive Compensation” section beginning on page 42.

BANNER CORPORATION 2022 PROXY STATEMENT	51

Executive Compensation    |    Outstanding Equity Awards

(2)

Represents the potential range of restricted stock unit awards payable under our 2021 Long-term Incentive Plan subject to performance measurements. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “Long-term Incentive Compensation” section beginning on page 45.

(3)

The fair value of the portion of the performance-based stock units that is tied to return on average tangible common equity is based on the stock price on the date of grant at the target performance level. The fair value of the portion of the performance-based stock units that is tied to total shareholder return is based on a statistical “Monte Carlo simulation” modeling technique that simulates potential stock price movements and all potential outcomes of achievement of the goal.

(4)	Represents a proration of estimated future payouts based on Ms. Steiner’s retirement date of November 25, 2021.

Outstanding Equity Awards

The following information with respect to outstanding stock awards as of December 31, 2021 is presented for the named executive officers. The named executive officers have no stock option awards outstanding.

Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Mark J. Grescovich	18,452	1,119,483	57,396	3,482,215

Peter J. Conner	7,306	443,255	16,041	973,207

Cynthia D. Purcell	6,512	395,083	14,511	880,382

M. Kirk Quillin	3,486	211,496	7,698	467,038

James P. G. McLean	3,192	193,659	7,148	433,639

Judith A. Steiner	—	—	8,189	496,796
(1)

Consists of awards of restricted stock on March 29, 2019, March 27, 2020 and March 26, 2021 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(2)	Based on the Banner stock December 31, 2021 closing price of $60.67.
(3)

Consists of awards of restricted stock on March 29, 2019, March 27, 2020 and March 26, 2021 which vest after attainment of performance goals. Number of shares represents performance at the maximum level.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in 2021. The named executive officers have no option awards outstanding.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Mark J. Grescovich	16,324	874,504

Peter J. Conner	5,328	286,208

Cynthia D. Purcell	5,083	295,882

M. Kirk Quillin	2,809	150,593

James P. G. McLean	2,745	147,020

Judith A. Steiner	4,039	217,543
(1)	Reflects fair market value per share as of the vesting date multiplied by the number of shares vesting.

52	BANNER CORPORATION 2022 PROXY STATEMENT

Executive Compensation    |    Pension Benefits

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2021.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)

Mark J. Grescovich	N/A	—		—		—

Peter J. Conner	N/A	—		—		—

Cynthia D. Purcell	Supplemental Executive Retirement Program	42	(2)	$3,784,478	(2)	—

M. Kirk Quillin	N/A	—		—		—

James P. G. McLean	N/A	—		—		—

Judith A. Steiner	N/A	—		—		—
(1)

Amounts shown assume normal retirement age as defined in the agreement and an assumed life based on IRS mortality tables for the recipient and recipient’s spouse, with the projected cash flows discounted at 4% to calculate the resulting present value.

(2)

Prior proxy statements inadvertently included an incorrect value for the number of years of credited service, which did not impact calculation of the present value of the accumulated benefit. Last year’s proxy statement included a transcription mistake in the present value of accumulated benefit, which should have been reported as $3,679,801.

Supplemental Executive Retirement Program. We have adopted a supplemental executive retirement program (“SERP”) which is intended to encourage retention by ensuring that participants reach a targeted retirement income, recognizing their value to Banner and rewarding a long-term service commitment. Currently, Ms. Purcell is the only executive officer who participates in the SERP. We do not anticipate adding any new participants to the SERP. Banner Bank has purchased life insurance on Ms. Purcell in an amount sufficient to recover the benefits payable under the SERP upon her death. At termination of employment at or after retirement age and achievement of a service requirement, Ms. Purcell’s annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of her final average compensation (as defined in the plan) and her annual years of service (called the “supplemental benefit”). Ms. Purcell is eligible for a reduced benefit upon early retirement if she meets the years of service requirements in her individual agreement; however, no benefit payment will begin before retirement age. The SERP also provides for payments in the event of Ms. Purcell’s disability or death, or termination in the event of a change in control, all as discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.” Ms. Purcell’s receipt of payments under the SERP are subject to confidentiality and non-competition provisions. Ms. Purcell has the status of an unsecured creditor of Banner Bank with respect to the benefits accrued under the SERP.

BANNER CORPORATION 2022 PROXY STATEMENT	53

Executive Compensation    |    Nonqualified Deferred Compensation

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2021.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($) (1)

Mark J. Grescovich	—	—	—	—	—

Peter J. Conner	—	—	—	—	—

Cynthia D. Purcell	—	—	9,648	—	43,420

M. Kirk Quillin	16,034	—	103,371	—	576,737

James P. G. McLean	57,915	—	2,175	—	60,090

Judith A. Steiner	47,362	—	60,443	—	489,903
(1)	Includes prior period executive contributions and employer contributions to the deferred compensation plan.

In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement. Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account. We have established grantor trusts to hold the common stock and mutual fund-style investments. The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets. The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event. At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years. At December 31, 2021, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $1.57 million.

54	BANNER CORPORATION 2022 PROXY STATEMENT

Executive Compensation    |    Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death. In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of December 31, 2021, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)
Mark J. Grescovich
Employment Agreement	—		743,543	(1)	3,077,694		4,558,309		—		—
Equity Plans	4,601,698	(2)	4,601,698	(2)	—		4,601,698	(2)	—		—

Peter J. Conner
Employment Agreement	—		291,900	(3)	1,312,429		1,893,926		—		—
Equity Plans	1,416,462	(2)	1,416,462	(2)	—		1,416,462	(2)	—		—
Cynthia D. Purcell
Employment Agreement	—		249,191	(3)	948,915		1,602,335		—		—
SERP	133,340	(4)	266,680	(4)	266,680	(4)	266,680	(4)	266,680	(4)	266,680	(4)
Equity Plans	1,275,465	(2)	1,275,465	(2)	—		1,275,465	(2)	—		—

M. Kirk Quillin
Executive Severance and Change in Control Plan	—		—		337,700		987,558		—		—
Equity Plans	678,533	(2)	678,533	(2)	—		678,533	(2)	—		—
James P. G. McLean
Executive Severance and Change in Control Plan	—		—		289,573		868,718		—		—
Equity Plans	627,297	(2)	627,297	(2)	—		627,297	(2)	—		—

Judith A. Steiner (5)
Employment Agreement	—		—		—		—		—		—

Equity Plans	—		—		—		—		—		—
(1)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.
(2)

Represents accelerated vesting of restricted stock. Performance-based vesting would be determined based on actual performance; for purposes of this calculation, assumes that all shares vested at the maximum performance level.

(3)	Indicates annual payments; payable only until age 65.
(4)	Indicates annual payments.
(5)	Ms. Steiner retired in 2021 with an effective date of November 25, 2021. She had an employment agreement similar to the terms of those described below but it terminated upon her retirement.

Employment Agreements. We have entered into employment agreements with Mr. Grescovich, Mr. Conner and Ms. Purcell that provide for payments in the event of death, disability or termination. In the event of the executive’s death during the term of his or her employment agreement, we will pay to the executive’s estate the compensation due through the last day of the calendar month in which his or her death occurred. The initial term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors or a committee appointed by the Board. The employment agreements were extended on July 1, 2021 for each of these named executive officers. Each executive’s

BANNER CORPORATION 2022 PROXY STATEMENT	55

Executive Compensation    |    Potential Payments Upon Termination or Change in Control

annual base salary is reviewed annually and may be adjusted from time to time to reflect amounts approved by the Board or the Compensation and Human Capital Committees.

Mr. Grescovich’s agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees. In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich’s salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation and Human Capital Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with Mr. Conner and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65. These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank. The Bank currently provides disability benefits with certain limitations to all full-time employees. In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank. If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement. If the executive’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and the executive is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of the executive’s death or the sixth month anniversary of the executive’s separation from service.

The employment of Mr. Grescovich, Mr. Conner and Ms. Purcell is terminable at any time for just cause as defined in the agreements. In addition, the employment of an executive may be terminated without just cause, in which case the agreements provide that Mr. Conner and Ms. Purcell would continue to receive (1) base salary over the remaining term and (2) the executive’s group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remaining term. Mr. Grescovich’s agreement provides that we must pay him a lump sum equal to two times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination. We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 24 months after the date of termination.

The employment agreements also provide for benefits in the event of the termination of Mr. Grescovich, Mr. Conner or Ms. Purcell in connection with a change in control. For Mr. Conner and

56	BANNER CORPORATION 2022 PROXY STATEMENT

Executive Compensation    |    Potential Payments Upon Termination or Change in Control

Ms. Purcell, if, within six months prior to a change in control or 24 months after a change in control, we (or our acquiror) terminate the executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount as defined in Section 280G of the Internal Revenue Code (and for Mr. Conner, his target annual bonus opportunity); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement. If Mr. Grescovich’s employment is terminated within 24 months of a change in control, we must pay him a lump sum equal to three times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination. We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 36 months after the date of termination. The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Executive Severance and Change in Control Plan. We established the Executive Severance and Change in Control Plan on January 1, 2018 to provide certain executive employees of the Bank with the opportunity to receive severance benefits in connection with certain terminations of employment, including a termination of employment after a change in control of the Banner or Banner Bank. Mr. Quillin and Mr. McLean participate in this plan. The Bank amended and restated the Plan, effective as of October 1, 2021, to update the severance payable upon a termination of employment in connection with a change in control. If, within six months prior to a change in control or 24 months after a change in control (“Covered Period”), we (or our acquiror) terminate the executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority, other than for just cause, the plan provides that we must pay to the executive a lump sum equal to: (1) 2.0 times the executive’s base salary, plus the executive’s target annual cash incentive compensation for the year in which the termination occurs; and (2) a pro-rated annual bonus. During the period of 18 calendar months beginning with the event of termination, we must reimburse the monthly COBRA premium paid by the executive for the executive and his or her eligible dependents until the executive is eligible to receive similar coverage from another employer or is no longer eligible for COBRA continuation coverage. If the termination does not occur within the Covered Period, the plan provides that we must pay to the executive: (1) 1.0 times the executive’s base salary, payable over the one-year period following termination in accordance with the Bank’s normal payroll practices; and (2) during the period of 12 calendar months beginning with the event of termination, reimbursement for monthly COBRA premium paid by the executive for the executive and his or her eligible dependents.

Supplemental Executive Retirement Program. We have adopted a supplemental executive retirement program. Currently, Ms. Purcell is the only executive officer who participates in the SERP. We do not anticipate adding any new participants to the SERP. At termination of employment at or after attaining age 62 and having achieved a service requirement, Ms. Purcell’s annual benefit under the SERP would be computed as the product of 3% her final average compensation (defined as the three calendar years of the Ms. Purcell ’s annual cash compensation, including bonuses, which produce the highest average within Ms. Purcell’s final eight full calendar years of employment) and her annual years of service (called the “supplemental benefit”). However, the supplemental benefit would be limited such that the sum of (1) amounts payable from Ms. Purcell’s other retirement benefits from Banner and Banner Bank and

BANNER CORPORATION 2022 PROXY STATEMENT	57

Executive Compensation    |    Chief Executive Officer Pay Ratio

(2) the supplemental benefit may not exceed 60% of final average compensation. Payment of the supplemental benefit begins on the first day of the month next following Ms. Purcell’s retirement date and continues monthly for her life, unless Ms. Purcell is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of her termination of employment.

In the event of Ms. Purcell’s death, her surviving spouse, if any, shall receive a spouse’s supplemental benefit. If the death occurs following her retirement date, the surviving spouse shall be entitled to a spouse’s supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to Ms. Purcell prior to her death. If the death occurs while Ms. Purcell is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse’s supplement benefit equal to 50% of the amount she would have received as a supplemental benefit if her retirement date had occurred on the date immediately preceding her death.

The agreement provides that in the event of Ms. Purcell’s involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as her retirement date and she shall be entitled to receive a supplemental benefit. If Ms. Purcell had reached her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if she had not reached her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement. No benefit payment will begin before age 62 for Ms. Purcell and payments will be subject to the delayed distribution requirements if she is a specified employee.

The supplemental benefit shall cease to be paid to Ms. Purcell (and rights to the spouse’s supplemental benefit shall terminate) if she (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on her retirement date.

Equity Plans. Our 2014 Omnibus Incentive Plan, as amended, and our 2018 Omnibus Incentive Plan provide that restricted stock, restricted stock units and performance awards will become fully vested and stock options and stock appreciation rights will become fully exercisable only upon completion of a change in control and involuntary separation from employment (including voluntary separation for good reason) of the recipient during the 12-month period following the effective date of the change in control (known as a “double trigger”). The 2014 Omnibus Incentive Plan and 2018 Omnibus Incentive Plan also provide for accelerated vesting of awards if a recipient’s service is terminated as a result of death or disability.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted Item 402(u) of Regulation S-K, requiring annual disclosure of the ratio of the annual total compensation of the Chief Executive Officer to the median employee’s annual total compensation. For 2021, this information is as follows:

Mr. Grescovich, Chief Executive Officer, annual total compensation:	$2,618,969
Median employee annual total compensation:	$ 67,045
Ratio of Chief Executive Officer to median employee compensation:	39 to 1

58	BANNER CORPORATION 2022 PROXY STATEMENT

Executive Compensation    |    Compensation and Human Capital Committee Interlocks and Insider Participation

We have concluded that it is appropriate to identify a new median employee for our 2022 disclosure. There was a material change to the previously identified median employee’s compensation and role within the organization over the past year. In determining the median employee for the 2022 disclosure, we used a listing of all employees, excluding our Chief Executive Officer, as of December 31, 2021. To identify our median employee, we included all elements of total direct compensation (defined as the total value of salaries, commissions, bonuses, and short- and long-term incentives provided regularly and consistently to the employee base) paid in 2021 as our consistently applied compensation measure. The value of long-term incentive awards issued during 2021 was based on the fair market value of the award at the time of grant. Compensation for full-time employees hired during 2021 was annualized.

As a result of the flexibility permitted by Item 402(u), the method we used to determine our median employee may differ from the methods used by our peers, so the ratios may not be comparable.

Compensation and Human Capital Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee are Roberto R. Herencia (Chair), Ellen. R.M. Boyer, Connie R. Collingsworth, Margot J. Copeland, Kevin F. Riordan and Merline Saintil. No members of the Compensation and Human Capital Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2021, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

BANNER CORPORATION 2022 PROXY STATEMENT	59

Proposal 2 – Advisory Vote to Approve Executive Compensation

Proposal 2 – Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Act, we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Banner’s executives as disclosed in the Proxy Statement. At the 2018 annual meeting of shareholders, we were also required under the Dodd-Frank Act to include a non-binding shareholder resolution regarding the frequency of future votes on executive compensation. Shareholders voted in favor of holding an annual vote and the Board of Directors determined to hold an annual shareholder advisory vote to approve the compensation of our named executive officers. We will continue to hold an annual vote until such time that the frequency vote is next presented to shareholders or until the Board determines that a different frequency is in the best interest of Banner.

The say-on-pay proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2022 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation and Human Capital Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation and Human Capital Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers and to align to the greatest extent possible the interests of management and shareholders. Our Board of Directors believes that our compensation policies and procedures achieve these objectives.

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

60	BANNER CORPORATION 2022 PROXY STATEMENT

Audit Committee Matters

Audit Committee Matters

Audit Committee Charter. The Audit Committee operates pursuant to a charter approved by our Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process. The charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent registered public accounting firm, the internal audit department and management.

Report of the Audit Committee. The Audit Committee reports as follows with respect to the Corporation’s audited consolidated financial statements for the year ended December 31, 2021:

•	The Audit Committee has completed its review and discussion of the 2021 audited consolidated financial statements with management;

•

The Audit Committee has discussed with the independent registered public accounting firm (Moss Adams LLP) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees;

•

The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•

The Audit Committee has, based on its review and discussions with management of the 2021 audited consolidated financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that the Corporation’s audited consolidated financial statements for the year ended December 31, 2021 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee as of December 31, 2021:

Audit Committee

Kevin F. Riordan, Chairman

Ellen R.M. Boyer

David A. Klaue

John R. Layman

David I. Matson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

BANNER CORPORATION 2022 PROXY STATEMENT	61

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2022 and that appointment is being submitted to shareholders for ratification. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders. Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2021 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2021 and 2020.

	Year Ended December 31,
	2021 ($)	2020 ($)
Audit Fees (1)	1,155,741	1,234,012
Audit-Related Fees (2)	—	103,257
Tax Fees	—	—
All Other Fees	—	—
(1)	For 2021, includes estimated amounts to be billed and related out-of-pocket expenses incurred by Moss Adams.
(2)	For 2020, reflects fees related to S-3 filing.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent registered public accounting firm in connection with the Committee’s annual review of its charter. Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee. If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting. In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31,

62	BANNER CORPORATION 2022 PROXY STATEMENT

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

2021, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2021 were not incompatible with Moss Adams LLP maintaining its independence.

BANNER CORPORATION 2022 PROXY STATEMENT	63

Proposal 4 – Amendment of Articles of Incorporation to Eliminate Staggered Terms for Directors

Proposal 4 – Amendment of Articles of Incorporation to Eliminate Staggered Terms for Directors

The Board of Directors has approved, and is recommending that shareholders approve, an amendment to our Articles of Incorporation to eliminate staggered terms for directors and provide for the annual election of all directors.

Under Article VII, Section B of our current Articles of Incorporation, the Board of Directors is divided into three classes, with each class containing one-third of the total number of directors, or as near as may be. The classes serve staggered three-year terms, with approximately one-third of the directors elected at each annual meeting of shareholders. In approving and recommending that shareholders approve the declassification of our Board, the Board reviewed current corporate governance practices and the prevailing views of investors regarding board structure. The Board concluded that Banner shareholders will be better served by the adoption of a board structure that promotes accountability by electing all directors annually.

While classified boards historically were viewed as promoting continuity and stability, encouraging a long-term perspective and discouraging coercive takeover tactics, the Board believes that these potential benefits are outweighed by the importance of the directors being responsive and accountable to shareholders and committed to strong corporate governance. Therefore, our Board has unanimously adopted resolutions, subject to shareholder approval, approving the elimination of the classified board provision by amending Article VII, Section B, to read in full as follows:

“B.     Term of Office. At each annual meeting of shareholders, the shareholders shall elect the directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified; provided that any director who was elected for a multi-year term under a prior version of this Article VII.B shall continue to hold office for the balance of the term for which he or she was elected and until his or her successor is duly elected and qualified.”

In addition, Article VII.C of the Corporation’s Articles of Incorporation shall be amended and restated as follows:

“C.     Vacancies. Vacancies in the board of directors of the corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders and when the director’s successor is elected and qualified.”

If shareholders adopt the proposed amendment, each director will be elected annually upon expiration of the director’s term, beginning with directors whose terms are expiring at the 2023 annual meeting of shareholders, such that all directors will be subject to annual elections beginning with the 2025 annual meeting of shareholders. Shareholder approval of this Proposal would not affect the Board’s authority to fix the number of directors within a range of 5 to 25 directors and to fill any vacancies or newly created directorships. If Proposal 4 is approved by shareholders, Banner and the Board of Directors will ensure any additional steps required to provide for the annual election of directors at the annual meeting of shareholders, following expiration of each director’s respective term, including making

64	BANNER CORPORATION 2022 PROXY STATEMENT

Proposal 4 – Amendment of Articles of Incorporation to Eliminate Staggered Terms for Directors

necessary changes to any organizational documents. If Proposal 4 is approved, the Amended and Restated Articles of Incorporation will be effective upon filing with the Washington Secretary of State, subject to any requisite regulatory approvals.

The Board of Directors unanimously recommends that you vote FOR amendment of the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of directors.

BANNER CORPORATION 2022 PROXY STATEMENT	65

Delinquent Section 16(a) Reports and Miscellaneous

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2021, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, with the exception of two late filings related to new executive, James M. Costa, including his initial beneficial ownership filing and the filing related to his initial grant of restricted stock units.

Miscellaneous

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock. In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation. We have engaged Regan & Associates, Inc. to assist in the distribution and solicitation of proxies for a fee of $12,000 (including out-of-pocket expenses). Regan & Associates, Inc. will assist with delivery of proxy materials and will solicit proxies from both street name and registered shareholders.

Banner’s 2021 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 10, 2022. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterials. The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, will be furnished without charge to shareholders of record as of March 10, 2022, upon written request to Sherrey Luetjen, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

66	BANNER CORPORATION 2022 PROXY STATEMENT

Shareholder Proposals

Shareholder Proposals

Shareholder proposals intended to be presented at our annual meeting to be held in 2023 must be received by us no later than December 8, 2022 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

SHERREY LUETJEN

SECRETARY, BANNER CORPORATION

Walla Walla, Washington

April 7, 2022

BANNER CORPORATION 2022 PROXY STATEMENT	67

SKU: 001CSN4EE1

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 18, 2022.
Online
Go to www.investorvote.com/BANR or scan the QR code — login details are located in the shaded bar below
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BANR
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
2022 Annual Meeting Proxy Card
qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3 and 4.
1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain
01 - Ellen R.M. Boyer 02 - Connie R. Collingsworth 03 - John Pedersen (for three-year term) (for three-year term) (for three-year term)
04 - Margot J. Copeland 05 - Paul J. Walsh (for one-year term) (for one-year term)
For Against Abstain For Against Abstain
2. Advisory approval of the compensation of Banner Corporation’s 3. Ratification of the Audit Committee’s appointment of Moss named executive officers. Adams LLP as the independent registered public accounting firm for the year ending December 31, 2022.
4. Amendment of Articles of Incorporation to eliminate staggered terms for directors.
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

The 2022 Annual Meeting of Shareholders of Banner Corporation will be held on
Wednesday, May 18, 2022, 10:00 a.m., Pacific Time, virtually via the internet at www.meetnow.global/M5JH2R5.
To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.bannerbank.com/proxymaterials.
Small steps make an impact.
Help the environment by consenting to receive electronic delivery; sign up at www.investorvote.com/BANR
qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q
Banner Corporation — Revocable Proxy + 2022 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2022
The above-signed hereby appoints Brent A. Orrico and Sherrey Luetjen, and each of them, with full powers of substitution to act as attorneys and proxies for the above-signed, to vote all shares of common stock of Banner Corporation (“Banner”) which the above-signed is entitled to vote at the annual meeting of shareholders, to be held virtually on May 18, 2022, at 10:00 a.m., Pacific Time, and at any and all adjournments thereof, as indicated.
This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of our director nominees, and FOR Proposals 2, 3 and 4. If any other business is presented at the annual meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve, matters incident to the conduct of the annual meeting and such other business as may properly come before the meeting.
Should the above-signed be virtually present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about April 7, 2022 and the 2021 Annual Report to Shareholders.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.